Exhibit 2.1

ASSET PURCHASE AND CONTRIBUTION AGREEMENT

This Asset Purchase and Contribution Agreement (this “Agreement”) is entered into as of  December 11, 2020 by and among (i) Utah Broadband, LLC, a Utah limited liability company (the “Company” or the “Seller”); (ii) Alpine Networks, Inc., a Utah corporation (the “Alpine Owner”) and The Community Trust of Utah, a Utah charitable trust u/a/d September 26, 2017 (the “Donee Owner” and, together with the Alpine Owner, the “Owners”); (iii) Steven C. McGhie, individually (“McGhie”) and in his capacity as representative of the Seller Parties (the “Seller Representative”); and (iv) FIF Utah LLC, a Delaware limited liability company (the “Purchaser”).

Introduction

Prior to December 9, 2020, the Alpine Owner owned all of the limited liability company membership interests in the Company. On December 9, 2020 (the “Interest Disposition Date”), the Alpine Owner transferred certain limited liability company membership interests to the Donee Owner (the “Interest Disposition”) as a result of which all of the outstanding limited liability company membership interests in the Company are now collectively held by the Owners.

The Purchaser desires to purchase and acquire by contribution, and the Seller wishes to sell and contribute to Purchaser, substantially all of the assets of the Seller on the terms set forth herein. The purchase of the Seller’s assets, the contribution by the Seller to Purchaser of certain of the Seller’s assets and the other transactions contemplated hereby are sometimes collectively referred to herein as the “Transactions.”

Certain capitalized terms used in this Agreement are defined in Schedule I attached hereto and incorporated by reference herein (“Schedule I”).

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
THE TRANSACTIONS; CLOSING

1.1     Purchase, Sale and Contribution of Acquired Assets. Subject to the terms and conditions of this Agreement, at the Closing the Purchaser shall purchase from Seller and, also acquire by contribution from the Seller, and Seller shall sell, convey, transfer, assign, deliver and contribute to the Purchaser, free and clear of all liens, security interests, mortgages, encumbrances and restrictions of every kind (collectively, “Liens”) other than Permitted Liens, all of Seller’s assets and properties of every kind (the “Acquired Assets”), including without limitation the following:

(a)     all accounts receivable;

(b)     all tangible assets, including without limitation all cell towers, fiber optic and other cables, equipment, machinery, IT Assets, leasehold improvements, fixtures and other improvements on real estate, furniture and office equipment, and vehicles, provided that the parties agree that all tangible assets being sold are located in Utah or are being delivered at the Closing to Purchaser in Utah;

(c)     all inventories, including without limitation all finished goods, work in process, raw materials, processing materials, purchased parts and supplies;

(d)     all Owned Real Property;

(e)     all Company Intellectual Property;

(f)     all rights under all contracts, agreements, leases, licenses, permits, authorizations, franchises and certifications, including without limitation the license granted to the Company by the Utah Department of Transportation;

(g)     all sale orders, customer orders, open bids, warranties, prepaid expenses, deposits, retentions and refunds;

(h)     originals or duplicate copies of all Seller data and information (whether in paper or electronic format or any other medium) including all books and records, technical data, financial, accounting and operating data, payroll and personnel records, marketing, sales and promotional data, advertising materials, credit information, cost and pricing information, customer, supplier and service provider lists, business plans, projections, reference catalogs, and all other similar property, rights and information;

(i)     all claims, causes of action and rights of Seller against any Person, whether matured or unmatured, direct or indirect, known or unknown, or absolute or contingent; and

(j)     all goodwill associated with the Seller, the Business and/or the Acquired Assets.

1.2     Excluded Assets. The Acquired Assets shall exclude, however, the following assets of the Seller (collectively, the “Excluded Assets”):

(a)     all cash and cash equivalents;

(b)     the Seller’s rights under this Agreement or any other agreement, document or instrument entered into by a Seller pursuant to this Agreement;

(c)     any limited liability company membership interests in Seller;

(d)     the limited liability company minute books of the Seller; and

(e)     those assets, rights or properties of the Seller expressly set forth on Schedule 1.2 attached hereto.

1.3     Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, the Purchaser shall assume only the following liabilities and obligations of the Seller (collectively, the “Assumed Liabilities”):

(a)     all obligations of the Seller for future performance after the Closing Date under all contracts listed on Schedule 1.3 to the Final Disclosure Schedule (it being understood that the Purchaser is not assuming and shall not be liable for any liabilities or obligations under such contracts to the extent the same should have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any breach or default by Seller or any of their Affiliates prior to or as of the Closing Date);

(b)     all liabilities included in the final calculation of the Closing Working Capital or the Unrecognized Revenue Amount; and

(c)     all Assumed Indebtedness.

1.4     Excluded Liabilities. Except for the Assumed Liabilities, the Purchaser shall not assume or in any way be responsible for any other obligations or liabilities of Seller. Without limiting the generality of the foregoing, the Assumed Liabilities will not include:

(a)     all expenses, obligations and liabilities of Seller arising from, relating to or associated with the operation of the Business through the Closing (whether or not payable before, at or after the Closing);

(b)     any Taxes;

(c)     any liability relating to Benefit Plans;

(d)     any obligation of Seller under this Agreement or any other agreement, document or instrument entered into by Seller pursuant to this Agreement;

(e)     the Seller Expenses;

(f)     the Seller Bonuses;

(g)     any Indebtedness (other than Assumed Indebtedness) including without limitation all obligations and liabilities related to the PPP Loan;

(h)     any liability arising out of any action, arbitration, claim, proceeding or litigation of any nature (whether or not disclosed and regardless of the date on which such action, arbitration, claim, proceeding or litigation is commenced) against Seller, or relating to the pre-Closing operation of the Business;

(i)     any Environmental Liability;

(j)     any liability arising out of Seller’s violation of any Legal Requirement;

(k)     any liability arising out of the failure of Seller to comply with any agreement, contract, lease, license or other commitment; and

(l)     any liability to Seller or any Owner or to any Affiliate of Seller or any Owner.

Liabilities of the Seller that are not Assumed Liabilities are herein referred to collectively as the “Excluded Liabilities”. The Seller will discharge when due all of the Excluded Liabilities.

1.5     General.

(a)     Pre-Closing Deliveries. At least two (2) business days prior to the Closing, the Company will furnish to the Purchaser (i) a certificate signed by the Company setting forth the Seller’s (A) good faith estimated Closing Working Capital, including an itemization of the components of Closing Working Capital, (B) good faith estimated Unrecognized Revenue Amount, (C) the amount of the Assumed Liabilities existing as of the Closing, (D) Indebtedness existing as of the Closing and specifying whether such Indebtedness is Assumed Indebtedness or Repaid Indebtedness, and (E) a good faith estimated calculation of the Acquisition Consideration and the Closing Purchase Price based thereon (the “Estimated Closing Purchase Price Certificate”), (ii) a payoff letter from each holder of Repaid Indebtedness indicating the amount required to discharge in full such Repaid Indebtedness at Closing and, if such Repaid Indebtedness is secured, an undertaking by such holder to discharge at Closing any Liens securing such Repaid Indebtedness, (iii) a final bill and wire transfer instructions from each payee of any portion of the Seller Expenses, and (iv) a certificate signed by the Seller that provides a correct breakdown by recipient and amount of all Seller Bonuses, all of the foregoing items (i) through (iv) in form and substance satisfactory to the Purchaser.

(b)     Deliveries and Payments at Closing. At the Closing, the Purchaser will issue the Rollover Units to the Alpine Owner and will also make or cause to be made the following payments of the Estimated Closing Purchase Price as follows:

(i)     first, by wire transfer to the respective holders of Repaid Indebtedness, the amounts specified in the pay-off letters delivered pursuant to Section 1.5(a);

(ii)     second, by wire transfer to the respective payees of the Seller Expenses, the amounts set forth in the final bills delivered pursuant to Section 1.5(a);

(iii)     third, by wire transfer to the Escrow Agent, an amount equal to the Escrow Amount;

(iv)     fourth, by wire transfer to the PPP Escrow Agent, an amount equal to the PPP Escrow Amount;

(v)     fifth, by wire transfer to Seller, an amount equal to the total amount of the Seller Bonuses for Seller, to be paid through the Seller’s payroll system; and

(vi)     sixth, the balance of the Estimated Closing Purchase Price to the Seller by wire transfer.

Promptly following receipt by the Seller of the amount contemplated by clause (v) above, Seller shall pay the Seller Bonuses (less applicable Tax withholdings) to the recipients and in the amounts set forth in the certificate delivered by the Company pursuant to Section 1.5(a)(iv).

1.6     Closing. The consummation of the Transactions shall take place at a closing (the “Closing”) to be conducted remotely via electronic exchange of documents and signature pages on the first date that the conditions set forth in Sections 6.1 and 6.2 have been satisfied or waived, as applicable (the “Closing Date”).

1.7     Determination of Closing Purchase Price.

(a)     Initial Determination. Within 120 days after the Closing Date, the Purchaser will deliver to the Seller Representative a certificate (the “Closing Purchase Price Certificate”), executed by the Purchaser, setting forth the Purchaser’s calculation of (i) the Closing Working Capital, the Unrecognized Revenue Amount, and the Assumed Indebtedness, and (ii)  the Acquisition Consideration and the Closing Purchase Price based thereon.

(b)     Seller Representative’s Right to Dispute. During the 30 days immediately following delivery of the Closing Purchase Price Certificate, the Seller Representative shall be entitled to review the Closing Purchase Price Certificate and any working papers, financial records, trial balances and similar materials relating to the Revised Closing Purchase Price Certificate prepared by the Purchaser or by Persons retained by it. If the Seller Representative delivers written notice (the “Dispute Notice”) to the Purchaser within 30 days after the date of delivery of the Closing Purchase Price Certificate, stating that the Seller Representative objects to the calculation of Closing Working Capital, the Unrecognized Revenue Amount or the Assumed Indebtedness in the Closing Purchase Price Certificate, specifying the basis for such objection in reasonable detail, and setting forth the Seller Representative’s proposed calculation of Closing Working Capital, the Unrecognized Revenue Amount or the Assumed Indebtedness, whichever is being disputed, and the Acquisition Consideration and the Closing Purchase Price based thereon, the Seller Representative and the Purchaser will attempt to resolve and finally determine and agree upon the Acquisition Consideration and the Closing Purchase Price as promptly as practicable. If the Seller Representative does not deliver the Dispute Notice to the Purchaser within 30 days after the date of delivery of the Closing Purchase Price Certificate, the calculation of the Acquisition Consideration and the Closing Purchase Price specified in the Closing Purchase Price Certificate will be conclusively presumed to be true and correct in all respects and will be final and binding upon the parties.

(c)     Arbitration of Disputes. If the Seller Representative delivers a Dispute Notice in accordance with Section 1.7(b), the Seller Representative and the Purchaser will attempt in good faith to resolve the dispute over the calculation of the Closing Working Capital, the Unrecognized Revenue Amount or the Assumed Indebtedness, whichever is being disputed, and the Acquisition Consideration and the Closing Purchase Price based thereon. If the Seller Representative and the Purchaser are unable to agree upon such calculation within 30 days after delivery of the Dispute Notice, the Seller Representative and the Purchaser will select an independent, nationally recognized accounting firm (the “Independent Accounting Firm”) to resolve the dispute. If the Purchaser and the Seller Representative are unable to agree on the selection of an accounting firm, the Independent Accounting Firm will be chosen by the American Arbitration Association, with the expenses of the American Arbitration Association to be shared equally by the Purchaser and the Seller Representative. The Independent Accounting Firm shall be charged with choosing either the Purchaser’s proposed amount for Closing Working Capital, the Unrecognized Revenue Amount or Assumed Indebtedness, whichever is being disputed, or the Seller Representative’s proposed amount for Closing Working Capital, the Unrecognized Revenue Amount or Assumed Indebtedness, whichever is being disputed, based on which party’s proposed amount is closer to the amount determined by the Independent Accounting Firm for Closing Working Capital, the Unrecognized Revenue Amount or Assumed Indebtedness, whichever is being disputed, and based thereon any required adjustments to the Acquisition Consideration and the Closing Purchase Price based thereon. The determination of the Independent Accounting Firm will be made within 60 days after being selected and will be final and binding upon the parties. The fees, costs and expenses of the Independent Accounting Firm will be allocated to the losing party as determined by the Independent Accounting Firm.

(d)     Payment. At such time as the Acquisition Consideration and the Closing Purchase Price are finally determined, either (i) the Purchaser shall pay or cause to be paid to the Seller an aggregate amount equal to the excess, if any, of the Acquisition Consideration over the Estimated Acquisition Consideration, or (ii)  the Indemnifying Seller Parties shall jointly and severally pay to the Purchaser an aggregate amount equal to the excess, if any, of the Estimated Acquisition Consideration over the Acquisition Consideration.

(e)     For Clarity. For the avoidance of doubt, any adjustments to the Acquisition Consideration and the Closing Purchase Price pursuant to this Section 1.7 shall not affect or otherwise modify the determination of the Rollover Amount or the number of Rollover Units determined at Closing and shall in no event require the issuance of any additional Rollover Units to, or the forfeiture of any previously issued Rollover Units by, any Seller Party.

(f)     No Impairment of Other Rights. The final determination of the Acquisition Consideration and the Closing Purchase Price under this Section shall not impair any other rights of a party under this Agreement including, without limitation, any rights to indemnification.

1.8     Tax Treatment and Allocation. The parties agree to treat the Transactions for U.S. federal income tax purposes as (1) a formation of the Seller as a tax partnership upon the effectiveness of the Interest Disposition; (2) a taxable sale by the Seller of the appropriate portion of the Acquired Assets and the appropriate portion of the Assumed Liabilities to the tax-regarded owner of the Purchaser in exchange for cash; (3) a contribution by the tax-regarded owner of the Purchaser of the appropriate portion of the Acquired Assets and the appropriate portion of the Assumed Liabilities (acquired pursuant to the foregoing clause) to the Purchaser in exchange for equity interests in the Purchaser, together with a contribution by the Company of the remaining Acquired Assets and remaining Assumed Liabilities to Purchaser in exchange for the Rollover Units, with such contributions collectively in formation of the Purchaser as a new tax partnership under Code Section 721; and (4) a termination of the Seller as a tax partnership upon deemed distribution of the Rollover Units to the Alpine Owner by the Seller and payment of a percentage of the Closing Purchase Price to the Donee Owner in full redemption of the Donee Owner from the Seller tax partnership effective on or immediately after the Closing Date. The parties agree to report, act and file Tax Returns for U.S. federal income tax purposes and all other tax purposes consistent with such treatment. The total amount of the Closing Purchase Price and the Assumed Liabilities shall be allocated among the assets of the Seller for tax purposes in a manner consistent with the Tax Allocation. The parties agree that the Tax Allocation will be arrived at by arm’s length negotiation and in the judgment of the parties will properly reflect the fair market value of such assets. It is agreed that the allocations under this Section 1.8 will be binding on all parties for federal, state, local and other tax purposes and will be consistently reflected by each party on such party’s Tax Returns. An election pursuant to Section 754 of the Code will be effected on any applicable Tax Returns filed on or after the Closing Date with respect to the Seller.

1.9     Use of Names. The Seller Parties acknowledge and agree that the names set forth on Schedule 1.9 to this Agreement and any abbreviations or derivations thereof constitute part of the Acquired Assets and shall refrain from using any such names, abbreviations or derivations after the Closing, except by references thereto in each case preceded by “f/k/a” (or comparable indication) for purposes of any Tax Returns, insurance or banking matters following the Closing. Within ten business days after the Closing, Seller shall change its legal name to a name that is not confusingly similar to any of such names.

1.10     Transfer Taxes and Fees.  All sales taxes incurred in connection with this Agreement shall be remitted to the applicable taxing authority on or before the due date by the party to this Agreement that, under applicable law, is responsible for remitting such proceeds to the applicable taxing authority.  Without limiting the foregoing, any transfer, sales, documentary, use, stamp, registration, license, and other such Taxes and fees incurred in connection with this Agreement shall be paid 50% by Seller and 50% by Purchaser.  The party to this Agreement that, under applicable law, is responsible for filing the necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration, and other such Taxes and fees will be responsible under this Agreement for doing so, and, if required by applicable law, the other parties will join in the execution of any such Tax Returns and other documentation and otherwise use commercially reasonable efforts to assist in the computation or payment of such Taxes and other fees.  Any transfer Taxes or other fees described in this Section as being the obligation of Seller shall be considered Excluded Liabilities.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLER PARTIES

The Seller Parties jointly and severally represent and warrant to the Purchaser as of immediately prior to Closing that except as set forth in the Final Disclosure Schedule each of the statements contained in this ARTICLE 2 is true and correct as of immediately prior to Closing:

2.1     Organization and Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Utah. Seller has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as currently conducted and as currently proposed by Seller to be conducted.

2.2     No Subsidiaries. The Company has no subsidiaries.

2.3     Foreign Qualifications. The Company is duly qualified and authorized to do business and are in good standing in each of the respective jurisdictions listed for such entity on Schedule 2.3 of the Final Disclosure Schedule. The Company is not required to qualify to do business as a foreign entity in any jurisdiction in which such entity is not so qualified, except where the failure to so qualify would not have a material adverse effect on the Acquired Assets or the Business.

2.4     Due Authorization; Required Consents; No-Conflict.

(a)     The Company has full limited liability company power and authority and has taken all required limited liability company action on its part necessary to permit it to execute and deliver and to carry out the terms of this Agreement and the other agreements, instruments and documents of the Company contemplated hereby.

(b)     Except as specified on Schedule 2.4 of the Final Disclosure Schedule, no consent, approval or authorization of or declaration or filing with or waiver from any Governmental Entity or other Person is required on the part of Seller Party for or in connection with such Seller Party’s execution, delivery or performance of this Agreement or any of the other agreements, documents and instruments contemplated hereby (the “Required Consents”).

(c)     Subject to obtaining the Required Consents specified on Schedule 2.4 of the Final Disclosure Schedule, the execution, delivery and performance of this Agreement and the other agreements, documents and instruments contemplated hereby will not result in any violation of, be in conflict with, constitute a default under, or cause the acceleration of any obligation or loss of any rights under, any Legal Requirement, agreement, contract, instrument, charter, by-laws, organizational document, license, permit, authorization, franchise or certification to which any Seller Party is a party or by which such Seller Party is bound.

2.5     Validity and Enforceability. This Agreement is, and each of the other agreements, documents and instruments contemplated hereby to which any Seller Party is a party shall be when executed and delivered by such Seller Party, the valid and binding obligations of such Seller Party enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by-laws related to the availability of specific performance, injunctive relief or other equitable remedies.

2.6     Capitalization. The authorized and outstanding equity securities of the Company is as set forth on Schedule 2.6 of the Final Disclosure Schedule. Such securities constitute all of issued and outstanding securities of the Company, are owned beneficially and of record by the Owners in the respective amounts set forth on Schedule 2.6 of the Final Disclosure Schedule, and are duly authorized and validly issued. The offer, issuance and sale of all of the Company’s outstanding securities were made in compliance with all applicable securities laws and preemptive and similar rights. There are no outstanding options, warrants, convertible or exchangeable securities or other rights that could, directly or indirectly, obligate the Company to issue any securities. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. There are no agreements, written or oral, relating to the securities of the Company including, without limitation, the acquisition, disposition, repurchase, voting or registration thereof. The Company is not subject to any obligation (contingent or otherwise) to redeem, purchase or otherwise acquire or retire any of its securities. No Person has any right of first offer, right of first refusal, preemptive right or other similar right in connection with the issuance or sale of such securities, or with respect to any future offer, sale or issuance of securities by the Company.

2.7     Financial Statements. The Seller has delivered to the Purchaser true and complete copies of (i) the unaudited combined balance sheets and income statements as of and for the ten months ended October 31, 2020 (the “Balance Sheet Date”), for the Company (the “Interim Financial Statements”) and (ii) the unaudited combined balance sheets and income statements of the Company as of and for the fiscal years ended December 31, 2019, December 31, 2018, and December 31, 2017. The financial statements referred to in clauses (i)-(ii) above, together with any additional financial statements delivered to the Purchaser pursuant to Section 5.4, are collectively referred to herein as the “Financial Statements”. The Financial Statements are complete, accurate, true and correct in all material respects, have been prepared on a consistent basis and present fairly the financial position and operating results of the Company as of the dates, and during such periods indicated therein. Except as set forth on Schedule 2.7 of the Final Disclosure Schedule, none of the Financial Statements contains any material, non-recurring items, except as expressly set forth therein.

2.8     No Undisclosed Liabilities. The Company has no liabilities (whether known or unknown, whether absolute, accrued or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Financial Statements, (b) liabilities which have arisen since the Balance Sheet Date in the Ordinary Course of Business, and (c) Seller Expenses.

2.9     No Material Adverse Changes. Since December 31, 2019, (a) the Company has operated only in the Ordinary Course of Business (including the collection of receivables and the payment of payables and capital expenditures), (b) there has been no event or condition which individually, or together with any other events or conditions, has had or could reasonably be expected to have a material adverse effect on the Acquired Assets or the affairs, assets, condition (financial or otherwise), prospects or results of operations of the Business, and (c) the Company has not (i) changed its operations in any material respect; (ii) disposed of, acquired, licensed, or failed to renew any licenses, authorizations, assets or properties; (iii) made any change in the compensation paid or payable to any officer, director, manager, employee, agent, representative or consultant, or paid any special or extraordinary bonus to any officer, director, manager or employee; (iv) made or effected any dividend, distribution, redemption, repurchase or similar transaction involving its securities; (v) made any change in its accounting practices or procedures; (vi) changed its customer pricing, rebates or discounts, other than in the Ordinary Course of Business; or (vii) canceled or waived any rights with a value in excess of $20,000.00, or settled any claim with a value in excess of $10,000.00.

2.10     Material Contracts. Schedule 2.10 of the Final Disclosure Schedule sets forth a complete and accurate list, in each case whether written or unwritten, of all of the following contracts, agreements and arrangements with respect to the Company:

(a)     contracts with respect to which the Company has any liability or obligation involving more than $15,000.00, contingent or otherwise;

(b)     contracts with respect to which the Company expects to receive payments, or incur costs or services, of more than $15,000.00 in any twelve month period;

(c)     contracts that may extend for a term of more than one year after the Closing other than any vendor agreement entered into the Ordinary Course of Business that are not otherwise required to be disclosed on Schedule 2.10 of the Final Disclosure Schedule;

(d)     all agreements with Customers that are not in substantially the form of customer agreement provided by the Company to the Purchaser and attached as Schedule 2.10(d)(i) of the Final Disclosure Schedule (the “Standard Customer Agreement”);

(e)     all agreements with Suppliers with respect to which the Company has any liability or obligation involving more than $15,000.00 and that is not terminable by the Company on 30 days or less prior written notice without material liability, penalty or premium;

(f)     contracts under which the amount payable by the Company is dependent on the revenue, income or other similar measure of the Company or any other Person;

(g)     distribution, marketing, reseller, partner, sales, agency, independent sales agency and referral contracts;

(h)     contracts, instruments and arrangements relating to any Indebtedness or the guarantee thereof;

(i)     contracts and other arrangements of the Company with any officer, director, manager, stockholder, equityholder, or Affiliate of the Company;

(j)     contracts or other arrangements which place any limitation on the method of conducting or scope of the Business including, without limitation, any agreement that contains any exclusivity, non-competition, non-solicitation, no-hire, right of first refusal, or “most favored nation” provisions;

(k)     contracts or other arrangements which require the Company to deliver services on a “fixed fee” or “not to exceed” basis;

(l)     employment, severance, consulting, deferred compensation and similar agreements;

(m)     contracts with respect to mergers or acquisitions, sales of securities or material assets, or investments by the Company;

(n)     contracts with Governmental Entities, including but not limited to any franchise agreement, license agreement, or right of way use agreement;

(o)     strategic alliance, co-marketing, joint development or similar agreements;

(p)     powers of attorney;

(q)     agreements, contracts, instruments, commitments, plans or other arrangements of the Company outside of the Ordinary Course of Business;

(r)     agreements, licenses, permits, registrations, or other approvals with any Governmental Entity;

(s)     any agreements with any Governmental Entity or non-governmental entity that owns or controls any utility poles, conduits, or rights-of-way governing the Company’s attachment or installation of fiber optic lines, coaxial cables, or any other Company owned or controlled facilities or equipment to such entity’s poles or conduits (“Pole Attachment Agreements”); and

(t)     other agreements or contracts which are material to the Business of the Company or which a reasonable purchaser would consider important in deciding whether or not to acquire the Company to the extent not already listed and disclosed pursuant to the items set forth above.

All the foregoing (whether written or unwritten), including all amendments or modifications thereto, all Real Estate Leases, FCC Licenses, and all IP Licenses are sometimes collectively referred to herein as “Material Contracts”. The Company has furnished to the Purchaser true, complete, and correct copies of all Material Contracts (or descriptions thereof, in the case of oral contracts). Each Material Contract (or description) sets forth the entire agreement and understanding between the Company and the other parties thereto. Each Material Contract is valid, binding and in full force and effect and enforceable in accordance with its terms. There is no event or condition which has occurred or exists which constitutes or which, with or without notice, the happening of any event and/or the passage of time, could constitute a default or breach under any such Material Contract by the Company or, to the knowledge of the Seller Parties, any other party thereto, or could cause the acceleration of any obligation or loss of any rights of any party thereto or give rise to any right of termination or cancellation thereof. The Seller Parties have no knowledge that the parties to any Material Contract will not fulfill their obligations thereunder in all material respects. There are no pending renegotiations of any Material Contract and the Seller Parties have no knowledge that any party to a Material Contract intends to terminate, accelerate, cancel or materially change the terms of any Material Contract. Each Customer has signed an agreement in substantially the form of the Standard Customer Agreement.

2.11     Real Property.

(a)     Schedule 2.11(a) of the Final Disclosure Schedule sets forth a true and complete list of all real property owned by the Company that is used primarily in the operation of the Business of the Company (the “Owned Real Property”). Except in respects that, individually or in the aggregate, would not reasonably be expected to be material to the Company (taken as a whole) or the Business: (i) the Company has good and valid fee simple title to each parcel of Owned Real Property, free and clear of all Liens other than Permitted Liens; (ii) the Company is in possession of each parcel of Owned Real Property and there are no leases, licenses, occupancy agreements or any other similar arrangement pursuant to which any third party is granted the right to use any Owned Real Property, other than Permitted Liens; (iii) there are no outstanding options or rights of first offer or refusal in favor of any third party to purchase any Owned Real Property; and (iv) there are no condemnation or eminent domain proceedings with respect to any Owned Real Property.

(b)     Schedule 2.11(b) of the Final Disclosure Schedule sets forth each interest in real property leased by the Company (the “Leased Real Property”) and each lease or any other arrangement under which such property is leased (the “Real Estate Leases”). The Company enjoys peaceful and quiet possession of such Leased Real Property. The Leased Real Property is adequate for the needs of the Business as currently conducted. None of the buildings, plant or structures on any Leased Real Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are, individually and in the aggregate, immaterial. There is no pending or, to the knowledge of the Seller Parties, threatened condemnation, eminent domain or similar proceeding with respect to any Leased Real Property.

2.12     Personal Property and Sufficiency of Assets. The Company has good title to or a valid leasehold or license interest in each item of personal property used by it in its Business, free and clear of all Liens, other than Permitted Liens. At the Closing, the Purchaser will acquire from the Company good title to or a valid leasehold or license interest in the Acquired Assets, free and clear of all Liens, other than Permitted Liens. The Acquired Assets include all assets and properties currently used in the conduct of the Business and are adequate for the needs of the Business as currently conducted. As used herein, “Permitted Lien” means (a) the Liens listed on Schedule 2.12 of the Final Disclosure Schedule, (b) statutory Liens for current taxes or assessments not yet due and payable and (c) such other Liens, imperfections in title and easements of record, if any, which do not detract, individually or in the aggregate, from the value of or interfere with the present or proposed use by the Business of the property subject thereto or affected thereby.

2.13     Intellectual Property.

(a)     Schedule 2.13(a) of the Final Disclosure Schedule contains a complete and accurate list of all Company Intellectual Property owned by the Company included in clauses (i) – (iii) and (vi) of the definition of Intellectual Property that has been registered or for which an application for registration has been filed. The Company is the sole and exclusive owner of the Company Intellectual Property purported to be owned by the Company.

(b)     Schedule 2.13(b) of the Final Disclosure Schedule contains a complete and accurate list of (i) all licenses and other rights granted by the Company to any Person with respect to any Company Intellectual Property (excluding non-exclusive licenses granted in the Ordinary Course of Business to the Company’s customers) and (ii) all licenses and other rights granted by any Person to the Company with respect to any Company Intellectual Property (excluding so-called “off-the-shelf” and “shrink wrap” software licensed to the Company in the Ordinary Course of Business and easily replaceable without material expense), in each case identifying the Persons to whom and from whom each such license is granted and whether or not each such license is exclusive or non-exclusive (collectively for clauses (i) and (ii), the “IP Licenses”). The Company is not required to pay any royalties or other compensation to any third parties in respect of its ownership or use of any Company Intellectual Property, other than payments in the Ordinary Course of Business for so-called “off-the-shelf” or “shrink wrap” software.  For any third party license incorporated into the Business’s products or services, (A) the Company has complied with all of its obligations under such third party license and (B) the third party software is easily replaceable without material expense.

(c)     The Company collectively owns or possesses sufficient legal rights to use all Intellectual Property necessary for or currently used in the Business. The Company has not violated or infringed and Purchaser, by conducting the Business in the manner presently conducted by the Company, will not violate or infringe any Intellectual Property of any other Person. No Seller Party has received any notice or communication (including any “invitation to license” letter) from any Person claiming any violation or infringement of another Person’s Intellectual Property rights. To the knowledge of the Seller Parties, there has been no violation or infringement by any Person of any Company Intellectual Property.

(d)     Each item of registered Company Intellectual Property owned by the Company is valid and subsisting; all necessary registration, maintenance and renewal fees in connection with such Company Intellectual Property have been paid; and all necessary documents and certificates in connection with such Company Intellectual Property have been filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Intellectual Property. To the knowledge of the Seller Parties, there is no threatened or reasonably foreseeable loss or expiration of any such Company Intellectual Property assuming that renewal filings due in the ordinary course are made after Closing.

(e)     The Seller Parties have taken adequate steps to protect their rights in, and the confidentiality of, the Company Intellectual Property (including trade secrets) belonging to the Seller Parties or provided by any other Person to the Seller Parties. Without limiting the foregoing, the Company has, and enforces, a policy requiring each of their employees, consultants and contractors to execute a proprietary information, confidentiality and assignment agreement, copies of which have been previously provided to the Purchaser, and all current and former employees, consultants, and contractors of the Company have executed such an agreement.

(f)     No third party has claimed or, to the knowledge of the Seller Parties, has reason to claim that any person employed by or affiliated with the Company has (i) violated or may be violating any of the terms or conditions of such person’s employment, non-competition, non-disclosure or similar agreement with such third party; (ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party; or (iii) interfered or may be interfering in the employment relationship between such third party and any of its employees. No person employed by or affiliated with the Company has employed or proposes to employ any trade secret or any information or documentation proprietary to any other Person in connection with the Business.

(g)     The Company’s rights in and to their respective Intellectual Property are free and clear of all Liens.

(h)     The Seller Parties have not provided and are not obligated to provide the source code for any of the Company Software to any other Person. The Seller Parties have not, by license, transfer, escrow or otherwise, permitted any other Person to reverse engineer, disassemble or decompile any of the Company Software to create such source code.

(i)     The Company Software is free of any disabling codes or instructions (a “Disabling Code”), and any virus, malware, trojan horse, worm or other undocumented contaminant (a “Contaminant”), that may, or may be used to, provide unauthorized access, or unauthorized modifications or deletions, or otherwise disrupt, disable or damage Company Software (or systems which interact or interoperate with such Company Software) or that may result in damage to any of the foregoing. The Company has implemented commercially reasonable procedures (based on standard industry practices) to ensure that the information technology systems utilized by the Company in the operation of the Business are free from Disabling Codes and Contaminants.

(j)     None of the software owned by the Company, and none of the software licensed to the Company, incorporates, is combined with or distributed with any open source, community source, shareware, freeware or other code that would result in such software being covered by the GNU General Public License or any other licensing regime, in each case that would require the Company to (i) disclose or distribute its own source code, (ii) license its software for the purpose of making derivative works, (iii) grant to any Person any rights or immunities under any Company Intellectual Property owned by or exclusively licensed to the Company or (iv) distribute its software at no charge or minimal charge.

(k)     The Company solely and exclusively owns the Customer Database. The Customer Database is accessible and usable in all material respects by the Company for the purposes for which it is used in the Ordinary Course of Business. Except as would not reasonably be expected to be material to the Business or the Company, (i) the execution, delivery and performance of this Agreement or any other Transaction Agreement shall not adversely affect the Company’s ownership or right to use the Customer Database, and upon the Closing, the Purchaser will own and have the right to use the Customer Database on the same terms and conditions as the Company enjoyed immediately prior to the Closing and (ii) no third party has asserted or threatened to assert any claim for misappropriation of trade secrets or breach of any implied or express contractual duty relating to the use of information in the Customer Database.

2.14     IT Assets. To the knowledge of the Seller Parties, the IT Assets used by the Company to conduct the Business to, among other things, provide products and services to customers, including all computer hardware, software, firmware, and telecommunications systems used in connection with the conduct of such business, as applicable, are free from material defects or programming errors. The Company has provided for the recovery and security of all business data that is material to the conduct of the Business, as well as of its material management information systems, in a commercially reasonable manner in accordance with normal industry practices.

2.15     Accounts Receivable. All of the accounts receivable of the Company are valid and enforceable claims, subject to no set off or counterclaim, and will be collected in the Ordinary Course of Business, subject to customary allowances recorded on the most recent Financial Statements for bad debts. All accounts receivable of the Company arose out of bona fide transactions in the Ordinary Course of Business.

2.16     Customer Claims. Since January 1, 2018, there have been no material claims against the Company alleging any defects in its services or products, or alleging any failure of the products or services of the Company to meet applicable specifications, design documentation, warranties, contracts or commitments that resulted in a refund or credit to customers in the aggregate amount of $10,000 or more in any calendar year. The products and services of the Company have been performed in all material respects in accordance with all applicable specifications, design documentation, warranties, contracts and commitments. All fees and other payments paid to the Company by customers are non-refundable and not subject to any rebate, penalty, offset or counterclaim except as required by Legal Requirements.

2.17     Customers and Suppliers.

(a)     Schedule 2.17(a) of the Final Disclosure Schedule sets forth a true and complete list of the Seller’s customers as of the date of the Closing, providing with respect to each such customer (each, a “Customer”): (i) the date on which such Person became a Customer of Seller; (ii) the base recurring payment amount owed by such Customer (excluding for such purposes any one-time add-on or up-sell charges), indicating the period for which such amount is owed; and (iii) a list and description of any payments owed from such Customer that are remain overdue by a period of two or more months. To the knowledge of the Seller Parties, no Customers that, individually or in the aggregate, represent a material portion of the Business intend or have threatened to (x) decrease purchasing the products and services currently purchased from the Business or (y) terminate, reduce or materially change doing business with the Seller (or, after the Closing, the Purchaser). During the previous 18 months, no Customers that, individually or in the aggregate, represent a material portion of the Business have decreased purchasing products or services or terminated, reduced or materially changed doing business with Seller or, to the knowledge of the Seller Parties, threatened to do any of the foregoing.

(b)     Schedule 2.17(b) of the Final Disclosure Schedule sets forth a true and complete list of each of the Sellers’ active suppliers, vendors and service providers for the twelve-month period ended as of the date of the Closing, providing with respect to each such supplier, vendor or service provider (each, a “Supplier”) the approximate amount the Seller purchased from such Supplier during such period (treating affiliated Suppliers as a single Supplier for such purposes), and indicating which of such Suppliers are Material Suppliers. No Seller Party has received any written notice from a Material Supplier, or, to the knowledge of any Seller Party, any oral notice from a Material Supplier, (a) of non-renewal or termination (or threat of non-renewal or termination) of any Contract with any Material Supplier, or (b) that such Material Supplier has reduced, or will reduce, in a material respect, the supply or availability of the products, equipment, goods or services supplied to the Business by such Material Supplier.

2.18     Licenses and Permits. The Company has all licenses, permits, authorizations, franchises, certifications, clearances, approvals, or consents of Governmental Entities or non-Governmental Entities (“Permits”) that are material to the Business, all of which are set forth on Schedule 2.18 of the Final Disclosure Schedule. The Company complies in all material respects with all such Permits, all of which are in full force and effect and will be in full force and effect immediately after giving effect to the Transactions. To the knowledge of the Seller Parties, there is no inquiry, investigation, enforcement proceeding, or other matter pending or threatened that could reasonably be expected to result in the revocation, suspension, impairment or limitation of any Permits. Each product and service of the Company meets or exceeds all applicable specifications required under such Permits.

2.19     Regulatory and Legal Compliance.

(a)     Except as set forth on Schedule 2.19 of the Final Disclosure Schedule, the Company is and at all times has been, in compliance in all material respects with all Legal Requirements, and no Seller Party has received any notice from any Governmental Entity or any other Person of any alleged violation or noncompliance by the Company with respect to any Legal Requirements.

(b)     The Seller has written privacy and security policies that govern its collection, storage, use, disclosure and transfer (including across national borders) of Personal Information that satisfy applicable Legal Requirements and Seller is in compliance with its privacy and security policies, the requirements of any contract or codes of conduct to which Seller is a party, and applicable Legal Requirements relating to Personal Information, including with respect to any Personal Information collected by Seller or by any third party having authorized access to the records of Seller. No Seller has ever accessed, collected, created, maintained or transmitted any Personal Information from the European Union or Great Britain.  No Seller has collected any Personal Information from any third parties, except for Personal Information collected from employees, customers and vendors in the Ordinary Course of Business and as a service provider for its respective customers pursuant to customer contracts. All required consents to the collection, use or disclosure of Personal Information in connection with the conduct of the Business have been obtained. No Seller Party has received any claim or complaint regarding the collection, use or disclosure of Personal Information by Seller. Seller has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. Seller is in material compliance with (i) all internal privacy policies, data and other security policies, and (ii) all applicable data protection, privacy and other Legal Requirements, in each case governing the collection, use, storage, distribution, transfer or disclosure (whether electronically or in any other form or medium) of any Personal Information. There has not been any notice to, complaint against, or audit, proceeding or investigation conducted or claim asserted with respect to the Company by any Person (including any Governmental Entity) regarding the collection, use, storage, distribution, transfer or disclosure of Personal Information, and none is pending, or to the knowledge of the Seller Parties, threatened (and to the knowledge of the Seller Parties, there is no basis for the same). The Company is and has been in compliance in all material respects with all Legal Requirements relating to data loss, theft and breach of security notification obligations.

(c)     There has been no breach of security or other unauthorized access by third parties to the Personal Information or confidential information in the possession, custody or control of the Company, and there have been no successful unauthorized intrusions or breaches of the security of information technology systems of the Company. The Company has written policy guidelines for all parties with access to its computer systems regarding use of its computer systems, including use of the Internet and e-mail, and, to the knowledge of the Seller Parties, such policy guidelines have been and are being complied with. With respect to all Personal Information gathered or accessed in the course of the operations of the Company, the Company has taken commercially reasonable steps, consistent with industry standards and Legal Requirements, to protect such Personal Information against loss and against unauthorized access, use, modification, disclosure or other misuse.

(d)     The Company has in place disaster recovery plans, procedures and facilities that satisfy all applicable Legal Requirements and contractual commitments and that are appropriate to minimize the disruption of its business in the event of any material failure of the computer systems, and have tested such plans, procedures and facilities. The disaster recovery and security plans, procedures and facilities specified meet all representations made to, and obligations with, all customers, and the Company is in compliance in all material respects therewith. Seller and, to the knowledge of the Seller Parties, each data hosting partner of Seller has implemented and is in material compliance with commercially reasonable physical, technical and other measures meeting applicable industry standards to assure the integrity and security of transactions executed through its computer systems and of all confidential or proprietary data.

(e)     No Seller Party has, and to the knowledge of the Seller Parties, no Person acting on behalf of any Seller Party has, directly or indirectly, on behalf of or with respect to the Company: (i) made an unreported political contribution, (ii) made or received any payment that was not legal to make or receive, (iii) engaged in any material transaction or made or received any material payment that was not properly recorded on the books of the Company, (iv) created or used any “off-book” bank or cash account or “slush fund,” or (v) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977 or similar Legal Requirements.

(f)     With respect to all contracts with Governmental Entities (each a “Government Contract”) (i) the Company has complied in all material respects with all applicable Legal Requirements pertaining to such Government Contracts, (ii) all representations and certifications executed by the Company in connection with such Government Contract were complete and correct in all material respects as of their effective date and the Company has complied in all material respects with all representations and certifications, and (iii) the Company has not submitted any inaccurate, untruthful or misleading cost or pricing data, certification, bid, proposal, report, invoice, claim or other information to any Governmental Entity, prime contractor, subcontractor, vendor or any other Person relating to any Government Contract.

(g)     Prior to the Closing Date, the Company expended all proceeds from the PPP Loan for the uses permitted by the agreements, laws and regulations governing the PPP Loan.

2.20     Communications Regulatory Matters.

(a)     Schedule 2.20(a)(i) of the Final Disclosure Schedule sets forth a true and complete list of all Permits issued to the Company by the FCC in connection with the operation of the Business (collectively, the “FCC Licenses”), Schedule 2.20(a)(ii) of the Final Disclosure Schedule sets forth a true and complete list of all Permits issued to the Company by any State Regulator or Local Government Entity in connection with the operation of the Business, and Schedule 2.20(a)(iii) of the Final Disclosure Schedule sets forth a true and complete list of all Pole Attachment Agreements (such FCC Licenses, Permits, and Pole Attachment Agreements, collectively, the “Transferred Communications Licenses”).

(b)     Each Transferred Communications License is valid and in full force and effect and has not been suspended, revoked, canceled or adversely modified. No Transferred Communications License is subject to (i) any conditions or requirements that have not been imposed generally upon licenses in the same service, unless such conditions or requirements are set forth on the face of the applicable authorization or unless such conditions or requirements, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Company or the Business, or (ii) any pending regulatory Proceeding, or notice, inquiry or, to the knowledge of Seller Parties, investigation that, in each case, would reasonably be expected to lead to such a Proceeding, or judicial review before a Governmental Entity, unless such pending regulatory Proceeding or judicial review would not, individually or in the aggregate, reasonably be expected to be material to the Company or the Business. Subject to Required Approvals, no Transferred Communications License will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the Transactions, except for any such suspensions, modifications, revocations or non-renewals that, individually or in the aggregate, would not reasonably be expected to be material to the Company or the Business.

(c)     The Company is in compliance with each Transferred Communications License and has fulfilled and performed all of its obligations with respect thereto, including all reports, filings, notifications, payments and applications required by the FCC or Communications Act or similar rules, regulations, policies, instructions and orders of State Regulators or Local Government Entities, and the payment of all regulatory fees and contributions, except (i) for exemptions, waivers or similar concessions or allowances and (ii) where such failure to be in compliance, fulfill or perform its obligations or pay such fees or contributions would not, individually or in the aggregate, reasonably be expected to be material to the Company or the Business.

2.21     Regulatory Filings and Fees. Except as set forth on Schedule 2.21 of the Final Disclosure Schedule: (i) all Regulatory Filings required to be filed by the Company have been duly filed on a timely basis; (ii) such Regulatory Filings are true, complete and correct in all material respects and otherwise comply with all applicable Legal Requirements; (iii) all Regulatory Fees owed by the Company have been timely paid; (iv) the Purchaser has been supplied with true and complete copies of all Regulatory Filings that are used as a basis for the calculation and/or imposition of Regulatory Fees, including but limited to FCC Forms 499-A and 499-Q, filed by the Company in the last five years; and (v) the Purchaser has been supplied with true and complete copies of all other Regulatory Filings as requested by the Seller.

2.22     Tax Matters.

(a)     Except as set forth on Schedule 2.22(a) of the Final Disclosure Schedule, (i) all Tax Returns required to be filed by the Company and the Alpine Owner have been duly filed on a timely basis; (ii) such Tax Returns are true, complete and correct in all material respects; (iii) all Taxes owed by the Company and the Alpine Owner, whether or not shown as due on such Tax Returns, have been timely paid or will be paid by the Company or the Alpine Owner, as applicable, prior to the Closing; (iv) [reserved]; (v) the Purchaser has been supplied with true and complete copies of each Tax Return of the Company, including each franchise or excise Tax Return based on income filed for the last three taxable years, (vi) [reserved]; (vii)  neither the Company nor the Alpine Owner (A) has ever been audited or received notice of initiation thereof by any Governmental Entity for which the statute of limitations for assessment of Taxes remains open, (B) has ever extended any applicable statute of limitations regarding Taxes for which the statute of limitations for assessment of Taxes remains open, (C) is currently the beneficiary of any extension of time within which to file any Tax Return, (D) is liable, contractually, as a transferee or successor, or otherwise, for the Taxes of any other Person (other than withholding Taxes arising in the Ordinary Course of Business), (E) is a party to any allocation, sharing or indemnity agreement with respect to Taxes, (F) has received notice of any claim by any authority in any jurisdiction where it does not file Tax Returns that it is or may be subject to any Taxes or future taxation in such jurisdiction, (G) has ever participated in the filing of a consolidated, combined, unitary or other similar Tax return, (H) has ever applied for or obtained a private letter ruling from the Internal Revenue Service (or a comparable ruling from any other governmental entity), (I) [reserved], (J) has ever entered into a gain recognition agreement within the meaning of Section 367 of the Code or a closing agreement within the meaning of Section 7121 of the Code or any similar provision of state, local, or foreign law and (K) has a permanent establishment or has otherwise become subject to tax, in a jurisdiction other than the country of its formation; (viii) all Taxes that the Company and the Alpine Owner are required to withhold or to collect for payment have been duly withheld and collected and timely paid to the proper Governmental Entity or third party; (ix) each of the Seller Parties is a “United States person” as such term is used in Section 1445 of the Code, and the Company has never been, at any time, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code; and (x) there has never been an ownership change (within the meaning of Section 382 of the Code) with respect to the Company.

(b)     The Company is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

(c)     Each employee and independent contractor of the Company has been properly classified by the Company for purposes of all applicable Legal Requirements.

(d)     Each “nonqualified deferred compensation plan” (as defined under Section 409A of the Code), if any, has at all relevant times complied with applicable document requirements of, and been operated in compliance with, Section 409A. No stock or other equity option or appreciation right has an exercise price or base price that was less than the fair market value of the underlying stock or equity (as the case may be) as of the date such option or right was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the earlier of exercise or disposition or such option or right.

(e)     Neither Purchaser nor its beneficial owners will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any prepaid amount received or deferred revenue accrued by the Company or the Alpine Owner on or prior to the Closing Date.

(f)     Neither the Company nor the Alpine Owner has engaged in a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2), or otherwise identified as a tax avoidance transaction. No Tax Return filed by the Company or the Alpine Owner contained or was required to contain a disclosure statement under Sections 6011 or 6662 of the Code (or any predecessor statute) or any similar provision of state, local, or foreign law.

(g)     Neither the Company nor the Alpine Owner (i) has agreed to or is required to make any adjustment under Sections 481(a) or 263A of the Code (as a result of the transactions contemplated by this Agreement or otherwise); (ii) is a party to any agreement or arrangement that under certain circumstances could obligate it to make any payments that may not be deductible under Sections 280G or 404 of the Code; and (iii) has outstanding any equity interest that is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.

(h)     Neither the Company nor the Alpine Owner has ever constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the Closing Date or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with the Transactions.

(i)     The Company was disregarded as an entity separate from the Alpine Owner under Section 301.7701-3 of the Treasury Regulations until the Interest Disposition Date. On and at all times since the Interest Disposition Date, the Company (i) has been and is properly treated as a partnership for federal and applicable state, local and foreign income Tax purposes; (ii) has not made any filing with any Taxing Authority to be treated as an association taxable as a corporation for federal income tax purposes; and (iii) has not taken any action inconsistent with its treatment as a partnership for federal and applicable state, local and foreign income Tax purposes. The Interest Disposition Date shall have occurred at least three (3) business days prior to the Closing Date. Any allocation of items of taxable gain or income of the Seller arising from the Transactions, including as may be affected by the deemed distribution of the Rollover Equity to the Alpine Owner by the Seller tax partnership, will be respected under Section 704 of the Code and neither the Seller Parties nor the Purchaser or its Affiliates will have any liability by reason thereof.

(j)     The Alpine Owner has been a validly elected S corporation within the meaning of Section 1361 and 1362 of the Code at all times during its existence and up to and including the Closing Date. Neither the Company nor the Alpine Owner will be liable for any Tax under Section 1374 of the Code (or any corresponding provision of state, local or foreign law) in connection with the sale of the Acquired Assets hereunder.

2.23     Litigation. No material action, arbitration, suit, proceeding or investigation is pending or, to the knowledge of the Seller Parties, threatened against any Seller Parties or against any owner, stockholder, officer, director or employee of the Company in relation to the Business. The Company does not intend to initiate any action, arbitration or suit against any other Person after the Closing.

2.24     Employees and Compensation.

(a)     The Company complies in all material respects with all applicable Legal Requirements respecting employment and employment practices in the jurisdictions within which it operates (including, without limitation, as to employment practices, terms and conditions of employment, wages and hours, overtime, tips, healthcare, affirmative action and health and occupational safety).

(b)     No employees of the Company are represented by a union, and there is no labor strike, dispute, arbitration, grievance, slowdown, stoppage, organizational effort, dispute or proceeding by or with any employee or former employee of the Company or any labor union pending or, to the knowledge of the Seller Parties, threatened against the Company.

(c)     Schedule 2.24(c) of the Final Disclosure Schedule sets forth a true, correct and complete list of all employees and independent contractors of the Company, showing hourly rate or salary or other basis of compensation, bonus target and job function.

2.25     Health and Safety Matters. Except as set forth on Schedule 2.25 of the Final Disclosure Schedule, and without limiting the generality of any other provision of this Agreement, (i) the Company is and has been in material compliance with all Legal Requirements applicable to the Company and the Business relating and pertaining to occupational safety and health (including, without limitation, under the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.) and such Schedule 2.25 of the Final Disclosure Schedule describes, and includes copies of, any and all notices of violation of such Legal Requirements received by the Company from any Government Entity during the past six (6) years and the current status thereof and/or the manner in which such matter(s) were resolved, (ii) the Company has not received any notice, written or verbal, from any employee, officer, director, manager, partner or other representative of the Company alleging that the Company is in violation of any such Legal Requirements, and (iii) the Company has not been or is not currently under investigation, audit, examination or similar inspection by or on behalf of any Government Entity relating to the Company’s compliance or failure to comply with such Legal Requirements.

2.26     Benefit Plans.

(a)     Schedule 2.26(a) of the Final Disclosure Schedule sets forth all employee compensation and benefit plans, agreements, commitments, practices or arrangements of any type (including, but not limited to, plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) offered, maintained or contributed to by the Company for the benefit of current or former employees, directors or managers, or with respect to which the Company has or may have any liability, whether direct or indirect, actual or contingent (collectively, the “Benefit Plans”), and includes a written description of all oral Benefit Plans. There are no material compensation or benefit plans, agreements, commitments, practices or arrangements of any type providing benefits to employees, officers or directors, or with respect to which the Company may have any liability, other than the Benefit Plans.

(b)     With respect to each Benefit Plan: (i) if intended to qualify under Section 401(a) of the Code, such plan so qualifies, and its trust is exempt from taxation under Section 501(a) of the Code; (ii) such plan has been administered and enforced in accordance with its terms and all applicable Legal Requirements in all material respects; (iii) no breach of fiduciary duty has occurred with respect to which the Company or any Benefit Plan may be liable or otherwise damaged in any material respect; (iv) no material disputes nor any audits or investigations by any Governmental Entity are pending or, to the knowledge of the Seller Parties, threatened; (v) no “prohibited transaction” (within the meaning of either Section 4975(c) of the Code or Section 406 of ERISA) has occurred with respect to which the Company or any Benefit Plan may be liable or otherwise damaged in any material respect; (vi) all contributions, premiums, and other payment obligations of the Company have been accrued on the financial statements of the Company, and, to the extent due, have been made on a timely basis, in all material respects; (vii) all contributions or benefit payments made or required to be made under such plan meet the requirements for deductibility under the Code; (viii) the Company has expressly reserved in itself the right to amend, modify or terminate such plan, or any portion of it, at any time without liability to itself; and (ix) no such plan requires the Company to continue to employ any employee, manager or director.

(c)     No Benefit Plan (whether or not terminated) is, or has ever been, subject to Title IV of ERISA.

(d)     With respect to each Benefit Plan which provides welfare benefits of the type described in Section 3(1) of ERISA: (i) no such plan provides medical or death benefits with respect to current or former employees, officers, directors or consultants (or any spouse or dependent thereof) beyond their termination of employment (or in the case of directors or consultants, termination of service), other than coverage mandated by Sections 601-608 of ERISA and 4980B(f) of the Code or similar state Legal Requirement (ii) each such plan has been administered in compliance with Sections 601-609 of ERISA and 4980B(f) of the Code; (iii) no such plan is or is provided through a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; and (iv) no such plan has reserves, assets, surpluses or prepaid premiums.

(e)     The consummation of the Transactions will not (i) entitle any individual to severance pay, (ii) accelerate the time of payment or vesting under any Benefit Plan, or (iii) increase the amount of compensation or benefits due to any individual.

2.27     Insurance. Schedule 2.27 of the Final Disclosure Schedule sets forth a list of all insurance policies under which the Company is insured, including the name of the insured party and insurer of each policy, the type of policy provided by such insurer, the amount, scope and period covered thereby and a description of any material claims made thereunder. Such insurance policies are valid and in full force and effect in accordance with their terms. All premiums due to date under such policies have been paid, no default exists thereunder and, with respect to any material claims made under such policies, no insurer has made any “reservation of rights” or refused to cover all or any portion of such claims. No Seller Party has been notified of any proposed material increase in the premiums payable for coverage, or of any proposed reduction in the scope (or discontinuation) of coverage, under any of such insurance policies. Such insurance policies will not be affected in any way as a result of the Transactions.

2.28     Affiliate Transactions. Except as set forth on Schedule 2.28 of the Final Disclosure Schedule (a) the Company is not a party to any contract or arrangement with, or indebted, either directly or indirectly, to any of its officers, directors or stockholders, or any of their respective relatives or Affiliates, and (b) none of such Persons is indebted to the Company or has any direct or indirect ownership interest in, or any contractual or business relationship with, any Person with which the Company has a business relationship or any competitor of the Company. Neither the Owners nor any employee, officer, director, manager, or Affiliate of either the Seller or of any Owner owns any asset or property (intellectual, real or personal) used in the Business (other than assets owned by the Seller that are included in the Acquired Assets).

2.29     Brokers. Except pursuant to the Broker Agreement, no finder, broker, agent, financial advisor or other intermediary has acted on behalf of any Seller Party in connection with the negotiation or consummation of this Agreement or the Transactions and no such Person is entitled to any fee, payment, commission or other consideration in connection therewith as a result of any arrangement made by any of them.

2.30     Bank Accounts. Schedule 2.30 of the Final Disclosure Schedule sets forth a true, correct and complete list showing the name and address of each banking institution, mutual fund or stock brokerage firm in which the Company has accounts or safe deposit boxes, the account numbers or box numbers relating thereto and the name of each Person authorized to draw thereon or to have access thereto.

2.31     Environmental Matters. To the knowledge of the Seller Parties, the ownership and use of the Company’s premises and assets, the occupancy and operation thereof, and the conduct of the Business, comply in all material respects with all applicable Legal Requirements relating to pollution, environmental protection, hazardous substances and related matters. No Seller Party has received any notice from any Governmental Entity or any other Person of any alleged violation of or noncompliance with any such Legal Requirement. To the knowledge of the Seller Parties, there is no Environmental Liability. Each Environmental Liability, whether or not within the knowledge of the Seller Parties, is an Excluded Liability. Purchaser has been provided true and correct copies of all environmental audits, assessments and reports relating to the Company, the Business or any of current or former leased real property of the Company, in the possession or control of the Company. For purposes of this Section, “hazardous substance” shall mean oil or any other substance which is included within the definition of a “hazardous substance”, “pollutant”, “toxic substance”, “toxic waste”, “hazardous waste”, “contaminant” or other words of similar import in any foreign, federal, state or local environmental law, statute, ordinance, rule or regulation.

2.32     Investment Representations re Rollover Units. The Alpine Owner:

(a)     Understands that the Rollover Units have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or under any state securities laws and are being offered and issued in reliance upon federal and state exemptions for transactions not involving a public offering;

(b)     Understands that the Rollover Units will be “restricted securities” within the meaning of the Securities Act and its related regulations, including requirements that might impose a holding period during which disposition of the Rollover Units could be limited;

(c)     Is acquiring the Rollover Units solely for the Alpine Owner’s own account for investment purposes and not with a view to the distribution of them within the meaning of Section 2(a)(11) of the Securities Act;

(d)     Understands that the transfer of the Rollover Units is subject to the Securities Act, applicable state securities laws and the transfer restrictions contained in the Purchaser LLC Agreement, as amended from time to time in accordance with its terms;

(e)     Will not sell, transfer or otherwise dispose of any of the Rollover Units, except in compliance with this Agreement, the Purchaser LLC Agreement, as amended from time to time in accordance with its terms, and the registration requirements or exemption provisions of the Securities Act and any other applicable securities Legal Requirements;

(f)     Is a sophisticated investor with knowledge and experience in business and financial matters generally, as well as with respect to the Business, so as to be capable of evaluating the merits and risks of the prospective investment in the Rollover Units and has so evaluated the merits and risks of such investment;

(g)     (1) Has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Rollover Units; (2) has had an opportunity to discuss with the Purchaser and its Representatives the intended business and financial affairs of the Purchaser and to obtain information necessary to verify any information furnished to it or to which it had access and he merits and risks of investing in the Rollover Units; (3) has been provided access to information about the Purchaser and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (4) the opportunity to obtain such additional information that is necessary to make an informed investment decision with respect to the investment;

(h)     Is able to bear the economic risk and lack of liquidity inherent in holding the Rollover Units, is an “accredited investor” (as such term is defined in Rule 501 promulgated under the Securities Act) for the reasons set forth on Schedule 2.32(h) of the Final Disclosure Schedule, is able to bear a total loss in respect of its investment in the Rollover Units, and, at the present time, is able to afford a complete loss of such investment;

(i)     Is not purchasing the Rollover Units as a result of any advertisement, article, notice or other communication regarding the Rollover Units published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to the knowledge of the Seller Parties, any other general solicitation or general advertisement.

2.33     Solvency. Seller is and, after giving effect to the Transactions, will be solvent, is and will be able to pay its debts as they come due, has and will have capital sufficient to carry on its business and has and will have assets the fair saleable value of which exceeds its liabilities.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller Parties that each of the statements contained in this ARTICLE 3 is true and correct as of immediately prior to the Closing:

3.1     Organization and Standing. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite applicable limited liability power to own, lease and operate its properties and to carry on its business as now conducted.

3.2     Authority; No-Conflict. The Purchaser has full limited liability company power and authority and has taken all required limited liability company action on its part necessary to permit it to execute and deliver and to carry out the terms of this Agreement and the other agreements, instruments and documents of the Purchaser contemplated hereby. No consent, approval or authorization of or declaration or filing with any Governmental Entity or non-Governmental Entity or any party to any contract with the Purchaser is required on the part of the Purchaser for or in connection with its execution, delivery or performance of this Agreement and the other agreements, documents and instruments contemplated hereby. The execution, delivery and performance of this Agreement and the other agreements, documents and instruments contemplated hereby by the Purchaser will not result in any violation of, be in conflict with, or constitute a default under any Legal Requirement, agreement, contract, instrument, charter, by-laws, operating agreement, partnership agreement, organizational document, license, permit, authorization, franchise or certification to which the Purchaser is a party or by which the Purchaser is bound.

3.3     Validity and Enforceability. This Agreement is, and each of the other agreements, documents and instruments contemplated hereby to which the Purchaser is a party shall be when executed and delivered by the Purchaser, the valid and binding obligations of the Purchaser enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by-laws related to the availability of specific performance, injunctive relief or other equitable remedies.

3.4     Brokers and Finders. No finder, broker, agent, financial advisor or other intermediary has acted on behalf of the Purchaser in connection with the negotiation or consummation of this Agreement or the Transactions.

3.5     Rollover Units. When issued pursuant to this Agreement and the Purchaser LLC Agreement, the Rollover Units will be duly authorized and validly issued and outstanding, and will be free and clear of all encumbrances (other than restrictions on transfer set forth in this Agreement, the Purchaser LLC Agreement and applicable securities law). The capitalization of the Purchaser consists of Common Units only and the Purchaser has not issued nor are there outstanding any derivative securities or other rights to acquire equity interests in the Purchaser (other than as expressly provided in this Agreement (for the benefit of the Company) and Section 3.4 of the Purchaser LLC Agreement) other than Common Units issued prior to Closing to BOC or one or more of its Affiliates (the “BOC Common Units”). The Rollover Units issued at Closing will equal at the time of the Closing one fifth of the sum of (i) the Rollover Units issued at Closing plus (ii) the number of BOC Common Units issued and outstanding immediately prior to Closing.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES MADE AT EXECUTION

4.1     Representations and Warranties by Seller Parties Made As of Date of this Agreement. The Seller Parties hereby jointly and severally represent and warrant to the Purchaser that each of the statements contained in this Section 4.1 is true and correct as of the date of this Agreement:

(a)     Organization and Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Utah. Seller has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as currently conducted and as currently proposed by Seller to be conducted.

(b)     Due Authorization; Required Consents; No-Conflict.

(i)     The Company has full limited liability company power and authority and has taken all required limited liability company action on its part necessary to permit it to execute and deliver this Agreement.

(ii)     No consent, approval or authorization of or declaration or filing with or waiver from any Governmental Entity or other Person is required on the part of any Seller Party for or in connection with such Seller Party’s execution and delivery of this Agreement.

(iii)     The execution and delivery of this Agreement will not result in any violation of, be in conflict with, constitute a default under, or cause the acceleration of any obligation or loss of any rights under, any Legal Requirement, agreement, contract, instrument, charter, by-laws, organizational document, license, permit, authorization, franchise or certification to which any Seller Party is a party or by which such Seller Party is bound.

(c)     Validity and Enforceability. This Agreement is the valid and binding obligation of such Seller Party enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by-laws related to the availability of specific performance, injunctive relief or other equitable remedies.

(d)     Brokers. Except pursuant to the Broker Agreement, no finder, broker, agent, financial advisor or other intermediary has acted on behalf of any Seller Party in connection with the negotiation or consummation of this Agreement or the Transactions and no such Person is entitled to any fee, payment, commission or other consideration in connection therewith as a result of any arrangement made by any of them.

4.2     Representations and Warranties by Purchaser Made As of Date of this Agreement. The Purchaser hereby represents and warrants to the Seller Parties that each of the statements contained in this Section 4.2 is true and correct as of the date of this Agreement:

(a)     Organization and Standing. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite applicable limited liability power to own, lease and operate its properties and to carry on its business as now conducted.

(b)     Authority; No-Conflict. The Purchaser has full limited liability company power and authority and has taken all required limited liability company action on its part necessary to permit it to execute and deliver this Agreement. No consent, approval or authorization of or declaration or filing with any Governmental Entity or non-Governmental Entity or any party to any contract with the Purchaser is required on the part of the Purchaser for or in connection with its execution and delivery of this Agreement. The execution and delivery of this Agreement by the Purchaser will not result in any violation of, be in conflict with, or constitute a default under any Legal Requirement, agreement, contract, instrument, charter, by-laws, operating agreement, partnership agreement, organizational document, license, permit, authorization, franchise or certification to which the Purchaser is a party or by which the Purchaser is bound.

(c)     Validity and Enforceability. This Agreement is the valid and binding obligation of the Purchaser enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by-laws related to the availability of specific performance, injunctive relief or other equitable remedies.

(d)     Brokers and Finders. No finder, broker, agent, financial advisor or other intermediary has acted on behalf of the Purchaser in connection with the negotiation or consummation of this Agreement or the Transactions.

ARTICLE 5
covenants

5.1     Conduct of the Business Prior to Closing. The Company will, and the Owners will cause the Company to, comply with the following covenants prior to the Closing, unless otherwise approved in writing by the Purchaser.

(a)     The Company will:

(i)     maintain its legal existence;

(ii)     use all reasonable efforts to preserve the Business and its business organization intact, retain its licenses, permits, authorizations, franchises and certifications, and preserve the existing contracts and goodwill of its customers, suppliers, vendors, service providers, personnel and others having business relations with it;

(iii)     conduct its business only in the Ordinary Course of Business (including without limitation the collection of receivables and the payment of payables and capital expenditures); and

(iv)     use all reasonable efforts to operate in such a manner as to assure that the representations and warranties set forth in Section 4.1 of this Agreement will be true and correct as of the Closing Date.

(b)     The Company will not:

(i)     change its method of management or operations in any material respect;

(ii)     dispose, acquire or license any assets or properties or make any commitment to do so, other than in the Ordinary Course of Business;

(iii)     incur any indebtedness for borrowed money, make any loans or advances, assume, guarantee or endorse or otherwise become responsible for the obligation of any other Person, or subject any of its properties or assets to any Lien, in each case other than Permitted Liens in the Ordinary Course of Business;

(iv)     modify, amend, cancel or terminate any Material Contract or any other existing agreement, contract or instrument material to the Company or the Business;

(v)     make any change in the compensation paid or payable to any Owner or any other member, officer, director, manager, employee, agent, representative or consultant of Seller, or pay or agree to pay any bonus or similar payment (other than bonus payments or other amounts to which the Company is committed prior to the date of this Agreement and which are expressly disclosed in this Agreement); provided however, the Company may increase any compensation in an amount equal to the normal and customary amount of raises provided by the Company upon notice to the Purchaser;

(vi)     promote, change the job title of, or otherwise alter in any material respect the responsibilities or duties of, any management employee or officer of the Company;

(vii)     enter into any contract or agreement (A) with respect to which the Company has any liability or obligation involving more than $10,000, contingent or otherwise, (B) which may place any limitation on the method of conducting or scope of the Business, (C) which would otherwise be considered a “Material Contract”, or (D) outside of the Ordinary Course of Business;

(viii)     make or cause to be made any dividend, distribution, redemption, repurchase, recapitalization, reclassification, issuance, split, combination or other transaction involving the capital stock or other equity securities of the Company, or any option, warrant or right to acquire any such capital stock or equity securities;

(ix)     make any change in its accounting practices or procedures;

(x)     file or make any change to any material Tax election or any Tax Return, except as required by law;

(xi)     change its customer pricing or offer any rebates, discounts or promotions, other than in the Ordinary Course of Business;

(xii)     acquire any business or Person, whether by merger or consolidation, purchase of assets or equity securities or any other manner;

(xiii)     cancel or waive any rights of substantial value, or pay, discharge or settle any claim of substantial value;

(xiv)     make any capital expenditures that, individually or in the aggregate, exceed $10,000, unless such capital expenditures are in the Ordinary Course of Business;

(xv)     take any other action that could have a material adverse effect on the Business or the affairs, assets, condition (financial or otherwise) or results of operations of the Company or any material division of the Company, or could adversely affect or detract from the value of the Company or the Business; or

(xvi)     commit to do any of the foregoing referred to in clauses (i) - (xv).

5.2     Access Prior to Closing. Until the Closing Date, if requested by the Purchaser, the Company will, and the Owners will cause the Company to, permit the Purchaser, its Affiliates and its and their respective representatives and advisors, during normal business hours, access to (a) the assets, properties, records, books of account, contracts and other documents of the Company, and (b) only with the consent of Seller Representative (not to be unreasonably withheld, delayed or conditioned), any employees, advisors, consultants, other personnel, customers, service providers, vendors or suppliers of, or others having material business relations with, the Company. Until the Closing Date, the Company will, and the Owners will cause the Company to, furnish promptly to the Purchaser such additional data and other information as to the Seller’s affairs, assets, business, properties or prospects as the Purchaser, its Affiliates or its or their representatives and advisors may from time to time reasonably request.

5.3     Efforts; Cooperation Prior to Closing.

(a)     Each Seller Party will use all reasonable efforts to cause the conditions specified in Section 6.1 to be satisfied as soon as practicable.

(b)     Each Seller Party will cooperate with Purchaser to use all reasonable efforts to obtain the Required Consents. The Seller Parties and Purchaser will, within twenty (20) days of the date of this Agreement, make all required filings and notifications with the appropriate Governmental Entities in order to obtain the approval of such Governmental Entities to consummate the Transactions. The Seller will provide Purchaser with any information reasonably requested by the Purchaser in order for the Purchaser to complete such filings and notifications. The parties agree to cooperate and promptly respond to any inquiries or investigations initiated by any Governmental Entities in connection with such filings and notifications.

(c)     Should any Person require as a condition to it consenting to the Transactions or otherwise providing a Required Consent, (i) the amendment, modification or replacement of any material term of any authorization, certification, franchise, license, permit or contract included in the Acquired Assets, or (ii) any new material terms to any authorization, certification, franchise, license, permit or contract included in the Acquired Assets, no Seller Party shall agree to the same without the prior written approval of the Purchaser. Any fee or other cost incurred to obtain any Required Consent shall be borne by the Seller Parties or, if required to be paid after the Closing, the Owners.

(d)     From the date of this Agreement and until the Closing or the earlier termination of this Agreement, the Seller and the Purchaser shall discuss and use commercially reasonable efforts to reach consensus in principle on a business plan and a capital expenditure and operating expense budget of the Purchaser for the 12 months following Closing.

(e)     Prior to the Closing or the earlier termination of this Agreement, each Seller Party shall promptly notify the Purchaser in writing of (a) any lawsuit, claim, proceeding or investigation that is threatened in writing, brought, asserted in writing or commenced against such Seller Party or any of its Affiliates seeking to enjoin, prevent, alter or delay, or obtain monetary damages with respect to, this Agreement or any of the Transactions, and (b) any failure by a Seller Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by a Seller Party under this Agreement or the NDA.

(f)     Prior to the Closing or the earlier termination of this Agreement, the Seller and the Purchaser shall determine if they can agree in writing on the allocation of the total amount of the Closing Purchase Price and the Assumed Liabilities among the assets of the Seller for tax purposes consistent with Section 1.8 (the “Tax Allocation”), and if and when so agreed the Tax Allocation shall be added as Schedule 1.8 to this Agreement. For clarity, whether or not the Tax Allocation is agreed to by a party shall be at the sole discretion of such party.

(g)     As soon as reasonably practicable after the date of this Agreement the Seller shall prepare and deliver to Purchaser a proposed disclosure schedule in form and substance such that the statements in ARTICLE 2 will be true and correct at Closing if such proposed disclosure schedule (the “Proposed Disclosure Schedule”) is the Final Disclosure Schedule. The Purchaser shall review and comment on the Proposed Disclosure Schedule. The Seller and the Purchaser shall then determine if they can agree in writing on the Final Disclosure Schedule, and if and when so agreed the Final Disclosure Schedule shall be added to this Agreement as the Final Disclosure Schedule. For clarity, whether or not the Final Disclosure Schedule is agreed to by a party shall be at the sole discretion of such party.

(h)     Prior to the Closing or the earlier termination of this Agreement, the Seller and the Purchaser shall determine if they can agree in writing on the definition of Closing Working Capital and the Target Working Capital. For clarity, whether or not the definition of Closing Working Capital or the Target Working Capital is agreed to by a party shall be at the sole discretion of such party.

(i)     Prior to the Closing or the earlier termination of this Agreement, the Seller and the Purchaser shall determine if they can agree in writing on the Adjusted Annualized EBITDA Schedule. For clarity, whether or not the Adjusted Annualized EBITDA Schedule is agreed to by a party shall be at the sole discretion of such party.

5.4     Additional Seller Financial Statements Prior to Closing. For the period commencing as of the date hereof and ending as of the Closing Date, the Company shall deliver to the Purchaser the balance sheets of the Company and the related statements of operations, members’ equity and cash flows of the Company, in each case for each month ended after the month of the most recent financial statements described in Section 2.7 and, if requested by the Purchaser, also for each calendar quarter ended after the month of the most recent financial statements described in Section 2.7, each such monthly and quarterly financial statement to be prepared in accordance with accounting standards consistently applied, except for the absence of footnotes for unaudited statements. The monthly financial statements required under this Section shall be delivered within 15 days after the end of each applicable month or, if earlier, contemporaneously with the delivery of such financial statements to the members, managers or lenders of the Company. Any quarterly financial statements required under this Section shall be delivered as soon as reasonably practicable after such request.

5.5     Nonsolicitation Prior to Closing. Prior to the Closing, no Seller Party nor any of their respective Affiliates will, directly or indirectly, (a) solicit any competing offers for the recapitalization, purchase or financing of the Business, the Company or the purchase of all or any substantial portion of the equity or assets (including by merger, purchase of assets or in any other form of transaction) of the Company, (b) negotiate or otherwise respond, other than to decline to enter into such negotiations, with respect to any offer or indication of interest with respect to any such transaction, or (c) furnish information to any Person in connection with any such transaction. The Seller Parties will promptly disclose to the Purchaser all such offers or indications of interest.

5.6     Confidentiality After Closing. At all times following the Closing, neither the Company nor any Owner shall, directly or indirectly, disclose, divulge or make use of any trade secrets or other information of a business, financial, marketing, technical or other nature pertaining to the Purchaser, any Affiliate of the Purchaser (including, without limitation, BOC), the Company or the Business, including information of others that the Purchaser, any Affiliate of the Purchaser (including, without limitation, BOC), the Company has agreed to keep confidential, except (a) to the extent that such information shall have entered the public domain other than by breach of this Agreement, the NDA, or any other agreement to which a Seller Party is party, (b) in the case of an employee of Purchaser, as required in connection with the performance of such Seller Party employee’s duties as an employee of the Purchaser, (c) to the extent that disclosure of such information is required by law or legal process (but only after the Person proposing to make such disclosure has provided the Purchaser with reasonable notice and opportunity to take action against any legally required disclosure), or (d) with the prior written consent of the Purchaser, or (e) other than as required or reasonably appropriate with respect to the Company’s tax returns, notification of termination for agreements or in winding up the Company.

5.7     Non-Competition and Non-Solicitation after Closing. During the Noncompetition Period (i) no Indemnifying Seller Party will, directly or indirectly, or as a stockholder, partner, member, manager, employee, consultant or other owner or participant in any Person other than Purchaser, engage in or assist any other Person to engage in any Covered Business anywhere in the Covered Area, (ii) no Indemnifying Seller Party will, directly or indirectly, solicit or endeavor to entice away from the Purchaser, or offer employment or a consulting position to, or otherwise interfere with the business relationship of the Purchaser with, any Person who is, or was within the one-year period prior thereto, an employee of or consultant to either (a) the Purchaser or (b) with respect to periods prior to the Closing, Seller and (iii) no Indemnifying Seller Party will, directly or indirectly, solicit or endeavor to entice away from the Purchaser, endeavor to reduce the business conducted with the Purchaser by, or otherwise interfere with the business relationship of the Purchaser with, any Person who is, or was within the one-year period prior thereto, a customer or client of, supplier, vendor or service provider to, or other Person having business relations with, either (a) the Purchaser or (b) with respect to periods prior to the Closing, Seller. Notwithstanding the foregoing, the Purchaser agrees that the Alpine Owner’s continuing indirect ownership of equity interests in Fybercom LLC, an Idaho limited liability company (“Fybercom”), shall not in and of itself constitute a breach of this Section 5.7 so long as all of the following remain true (collectively, the “Fybercom Noncompete Conditions”): (w) Fybercom is not an Affiliate of any member of the Seller Group through actions directly taken by any member of the Seller Group (approval of any actions requiring shareholder consent shall not be deemed to be a direct action taken by a member of the Seller Group), (x) no member of the Seller Group, either directly or indirectly, makes any investment or other contribution of capital into Fybercom on or following the Closing Date without the prior written consent of the Purchaser, (y) no member of the Seller Group, either directly or indirectly, holds any decision-making position with Fybercom (including, without limitation, holding any manager, officer, or similar title), and (z) Fybercom does not, either directly or indirectly, offer any services to customers located within the State of Utah. For avoidance of doubt, the Alpine Owner’s ownership interest in Fybercom as of the date hereof, shall not be deemed to violate this Section 5.7. The Indemnifying Seller Parties acknowledge that, without limiting the other rights and remedies of the Purchaser Indemnified Parties set forth herein, the Purchaser LLC Agreement provides that the Rollover Units shall be subject to repurchase at the Purchaser’s option upon any claims of breach of the covenants set forth in this Section 5.7 that are adjudicated in favor of the Purchaser, at a price per Rollover Unit equal to (A) the Put/Call Price (as such term is defined in the Purchaser LLC Agreement) in the event of a breach due to the failure of clause (z) of the Fybercom Noncompete Conditions to remain true, or (B) $0.01 per Rollover Unit in the event of any other breach of this Section 5.7. Furthermore, notwithstanding the foregoing, an Indemnifying Seller Party may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange (a “Public Company”) if no member of the Seller Group is a controlling Person of, or a member of a group (including any group that includes any member of the Seller Group) which controls, such Public Company and the Seller Group does not, directly or indirectly, own securities of such Public Company that in the aggregate constitute 1% or more of any class of securities of such Public Company as of the most recent date that any such securities were acquired. The Indemnifying Seller Parties additionally acknowledge that Purchaser’s remedies for a Indemnifying Seller Party’s breach or other failure to comply with the covenants contained in this Section 5.7 are not intended to be limited by reference to the amount assigned by the parties to such covenants pursuant to the Tax Allocation (or any Tax Returns reflecting the same).

5.8     Injunctive Relief. Each Seller Party acknowledges that any breach or threatened breach of the provisions of this ARTICLE 5 may cause irreparable injury to the Purchaser for which an adequate monetary remedy does not exist. Accordingly, in the event of any such breach or threatened breach, the Purchaser shall be entitled, in addition to the exercise of other remedies, to seek and (subject to court approval) obtain injunctive and other equitable relief, without necessity of posting a bond, restraining the Seller Parties from committing such breach or threatened breach. The right provided under this Section shall be in addition to, and not in lieu of, any other rights and remedies available to the Purchaser.

5.9     Reasonable Restrictions. Each Seller Party (a) has carefully read and understands all of the provisions of this Agreement and has had the opportunity for this Agreement to be reviewed by counsel, (b) acknowledges that the duration, geographical scope and subject matter of the provisions of this Agreement are reasonable and necessary to protect the goodwill, customer relationships, legitimate business interests, trade secrets and confidential and proprietary information of the Business and/or the business of the Purchaser, (c) acknowledges that the Purchaser would not have closed the Transactions without the benefits contained in this Agreement, (d) will be able to earn a satisfactory livelihood without violating this Agreement, and (e) understands that this Agreement is assignable by the Purchaser and shall inure to the benefit of its successors and permitted assigns.

5.10     Company Intellectual Property. If any of the Seller Parties owns or shall at any time hereafter acquire any rights in any Company Intellectual Property, such Person shall, and hereby does, transfer all of its rights, title and interest in such Company Intellectual Property to the Purchaser for no additional consideration. Each such Person shall execute and deliver such additional documents and instruments and take such other actions as the Purchaser shall reasonably request to give effect to the provisions of this Section.

5.11     Misdirected Payments. If payment on any account receivable or other right to payment or prepayment or refund included in the Acquired Assets is received by any Seller Party after Closing, such Seller Party will immediately turn the same over to the Purchaser in the form received and hold the same in trust until delivered to Purchaser. Each of the Seller Parties hereby authorizes and grants to the Purchaser (or its designee) a power of attorney effective from and after the Closing to execute and deliver all agreements, documents and instruments (including to endorse such Seller Party’s name on any checks) and/or and to take all other actions on behalf of Seller (a) to collect for the Purchaser’s account any checks or other payments received by such Seller Party in payment or satisfaction of any accounts receivable or other right to payment or prepayment included in the Acquired Assets, and any refunds of deposits, prepaid expenses and similar amounts included in the Acquired Assets, and (b) to withdraw from any bank accounts of a Seller any such payment, prepayment or refund that is deposited therein after Closing so that such payment, prepayment or refund is turned over to the Purchaser. The foregoing appointment and powers of attorney, each being coupled with an interest, shall not be revoked by the insolvency, bankruptcy, dissolution, liquidation or other termination of the existence of Seller.

5.12     Post-Closing Action. In the event that subsequent to the Closing, any Seller Party receives written notice of the commencement by any Governmental Entity (including without limitation the FCC) against one or more Seller Parties of any investigation, litigation, arbitration or other action or proceeding relating to any of the Acquired Assets (including without limitation any FCC Licenses) (a “Post-Closing Action”), then such Seller Party shall give written notice thereof, together with a statement of any available information regarding such Post-Closing Action, to the Purchaser within (30) thirty days after receipt of such notice. If the Purchaser determines in its sole discretion that such Post-Closing Action could have an adverse effect on the Purchaser or its assets or operations, then the Purchaser such shall have the right in its sole discretion to conduct the defense of, and to settle, any such Post-Closing Action, and be fully indemnified therefor subject to the terms and conditions of this Agreement; provided, however, Purchaser agrees to consult with Seller Party prior any settlement on any Post-Closing Action and Purchaser has no authority to admit any wrong-doing or liability on any Seller Parties’ behalf. The parties will cooperate fully with each other in connection with the defense of any such Post-Closing Action. It is acknowledged and agreed that nothing in this Section 5.12 shall limit the rights and remedies of the Purchaser Indemnified Parties under ARTICLE 7.

ARTICLE 6
CONDITIONS TO CLOSING

6.1     Conditions to Obligations of the Purchaser. Unless waived in writing by the Purchaser, the obligation of the Purchaser to consummate the Transactions at the Closing is subject to the satisfaction at or prior to the Closing of the following conditions:

(a)     Representations and Warranties True. The representations and warranties contained in ARTICLE 2 of this Agreement shall be true and correct on and as of immediately prior to the Closing on the Closing Date.

(b)     Covenants Performed. Each Seller Party shall have performed and complied in all material respects with the covenants, agreements and conditions required to be performed or complied with by such Seller Party under this Agreement on or prior to the Closing.

(c)     EBITDA. The Adjusted Annualized EBITDA of the Seller for the three consecutive months most recently ended prior to the Closing shall be no less than $3,519,000.

(d)     Required Consents Received. The Seller Parties shall have obtained and delivered to the Purchaser the Required Consents and no such consents shall have been withdrawn, suspended or conditioned.

(e)     Compliance Certificate. The Purchaser shall have received a certificate of the Indemnifying Seller Parties certifying as to the matters set forth in Sections 6.1(a) through (d).

(f)     No Material Adverse Effect. Since December 31, 2019 there shall not have occurred (as determined by the Purchaser) any event, change, development, circumstance or effect that has had or could have, individually or in the aggregate, a material adverse effect on the business, operations, condition (financial or otherwise), results of operations, prospects, assets or liabilities of the Business or Seller or that could be expected to prevent or materially impede or interfere with the performance of the obligations of any of the Seller Parties under this Agreement or the enforcement of any of the rights or remedies of the Purchaser under this Agreement.

(g)     No Injunction. The consummation of the Transactions shall not violate any order, decree or judgment of any court or Governmental Entity having competent jurisdiction.

(h)     Certificates. The Purchaser shall have received copies of each of the following for Seller certified to Purchaser’s reasonable satisfaction by the Seller: (i) Seller’s charter, as amended through the Closing, certified as of a recent date by the Secretary of State of the State of its jurisdiction of formation; (ii) a certificate as of a recent date of the Secretary of State of the State of its jurisdiction of formation as to its legal existence and good standing; (iii) its limited liability company or operating agreement, as amended through the Closing; (iv) resolutions adopted by its members and, if applicable, managers authorizing the execution, delivery and performance of this Agreement and the other agreements, documents and instruments contemplated hereby and the consummation of the Transactions; and (v) evidence as of a recent date of the foreign qualification and good standing of Seller as a foreign limited liability company in the jurisdictions listed on Schedule 2.3 of the Final Disclosure Schedule. The Purchaser shall also have received such other certificates, documents and materials as it shall reasonably request.

(i)     Purchaser LLC Agreement. The Company shall have executed and delivered to the Purchaser the Amended and Restated Limited Liability Company Agreement of the Purchaser in form and substance satisfactory to the Purchaser and the Company (the “Purchaser LLC Agreement”).

(j)     Employment Arrangements. (i)  McGhie shall have executed and delivered to the Purchaser an employment agreement in form and substance satisfactory to the Purchaser and McGhie (the “McGhie Employment Agreement”), and (ii) each employee of a Seller marked with an asterisk on Schedule 2.24(c) of the Final Disclosure Schedule shall have accepted an offer of employment with the Purchaser and signed the noncompetition, non-solicitation and proprietary rights and information assignment agreement in form and substance satisfactory to the Purchaser.

(k)     Escrow Agreement. The Seller Representative and Acquiom Clearinghouse LLC, as escrow agent (the “Escrow Agent”), shall have entered into the Escrow Agreement in form and substance satisfactory to the Purchaser, the Seller Representative and the Escrow Agent (the “Escrow Agreement”), provided that the Escrow Agreement shall provide that the escrow funds are held in a non-interest bearing deposit account and that no fees are payable to the Escrow Agent although the Escrow Agreement may provide for joint and several indemnification of the Escrow Agent by the Purchaser and the Seller Representative.

(l)     PPP Escrow Agreement. The Seller, Purchaser and the PPP Lender shall have entered into an Agreement in form and substance satisfactory to the Purchaser, the Seller and the PPP Escrow Agent (the “PPP Escrow Agreement”) providing that the PPP Escrow Amount shall be held by the PPP Escrow Agent until such time as a decision is rendered by the U.S. Small Business Administration or other Governmental Entity with jurisdiction about whether repayment of all, any portion, or none of the outstanding principal, accrued interest, and all fees, charges, and other amounts relating to the PPP Loan are forgiven in the manner permitted by the CARES Act (a “Forgiveness Decision”). Promptly following the time that a Forgiveness Decision is rendered, the PPP Escrow Amount shall be disbursed as follows, and Purchaser and Seller shall issue joint written instructions as required by the PPP Escrow Agreement to this effect: (i) an amount of the PPP Escrow Amount necessary to repay the entire unforgiven portion of the principal, interest, and other fees and amounts relating to the PPP Loan, which shall be considered Indebtedness, shall be disbursed and paid to the PPP Lender in repayment and satisfaction of the unforgiven portion of the PPP Loan; and (ii) once the PPP Loan is satisfied in full, the remaining, unapplied amount of the PPP Escrow Amount, if any, shall be disbursed to Seller.

(m)     Pre-Closing Deliveries. The Seller Parties shall have delivered the items, certificates and documents required by Section 1.5(a).

(n)     Due Diligence Review. The findings of the Purchaser’s due diligence review of the Seller and their respective affairs, assets, liabilities, business, condition (financial or otherwise), prospects and results of operations shall be satisfactory to the Purchaser in its sole and absolute discretion.

(o)     Licenses, Consents, Etc. Received by Purchaser. The Purchaser shall have obtained all consents, licenses, approvals, authorizations and permits required to be obtained by it as a result of the Transactions contemplated hereby, in each case in which the failure to obtain the same would materially interfere with the Purchaser’s ability to consummate the Transactions contemplated hereby or to operate the Business after the Closing, and no such consent, license, approval, authorization or permit shall have been withdrawn, conditioned or suspended.

(p)     Instruments of Transfer. Seller shall have executed and delivered to the Purchaser such bills of sale, assignments and other instruments of transfer as the Purchaser may reasonable request in order to transfer the Acquired Assets to the Purchaser free and clear of all Liens other than Permitted Liens.

(q)     Tax Documents. (1) Seller shall have delivered to the Purchaser a properly executed certificate of non-foreign status satisfying the requirements of Treasury Regulations Section 1.1445-2(b)(2) in a form reasonably acceptable to the Purchaser and (2) the Seller, the Alpine Owner, and the Donee Owner shall each have delivered a duly completed Form W-9 to the Purchaser.

(r)     Actions and Proceedings. Prior to the Closing, all actions, proceedings, instruments and documents required to carry out the Transactions or incident hereto and all other legal matters required for such Transactions shall have been reasonably satisfactory to counsel for the Purchaser.

(s)     Business Plan and Budget. The Seller Parties shall have presented to the Purchaser a business plan and a capital expenditure and operating expense budget of the Purchaser for the 12 months following Closing that are in each case acceptable to the Purchaser in its sole discretion.

(t)     IP Assignments. The Seller Parties shall have obtained and delivered to the Purchaser a proprietary information, confidentiality and assignment agreement in form and substance satisfactory to the Purchaser in its sole discretion executed by each of their existing or former employees, consultants and contractors who have been involved in the creation, development, or adaption of any of the Company Intellectual Property (including trade secrets) or who contributed any intellectual property that constitutes a part of the Company Intellectual Property (including trade secrets).

(u)     Tax Allocation. The Seller and the Purchaser shall have agreed on the Tax Allocation and the Tax Allocation shall have been added as Schedule 1.8 to this Agreement.

(v)     Final Disclosure Schedule. The Seller Parties and the Purchaser shall have agreed on the Final Disclosure Schedule and the Final Disclosure Schedule shall have been added to this Agreement.

(w)     Closing Working Capital and Target Working Capital. The Seller and the Purchaser shall have agreed on the definition of Closing Working Capital and the Target Working Capital.

(x)     Adjusted Annualized EBITDA Schedule. The Seller and the Purchaser shall have agreed on the Adjusted Annualized EBITDA Schedule.

(y)     PPP Forgiveness Application. The Seller shall have completed a forgiveness application reflecting its use of all of the PPP Loan proceeds and submitted such application, together with any required supporting documentation, to the PPP Lender.

6.2     Conditions to Obligations of the Company. Unless waived in writing by the Company, the obligation of the Company and/or Seller hereunder to consummate the Transactions is subject to the satisfaction at or prior to the Closing of the following conditions:

(a)     Representations and Warranties True. The representations and warranties in ARTICLE 3 of this Agreement shall be true and correct on and as of immediately prior to the Closing on the Closing Date.

(b)     Covenants Performed. The Purchaser shall have performed and complied in all material respects with the covenants, agreements and conditions required to be performed or complied with by it hereunder on or prior to the Closing.

(c)     Compliance Certificate. The Company shall have received a certificate of the Purchaser certifying as to the matters set forth in Sections 6.2(a) and (b).

(d)     No Injunction. The consummation of the Transactions shall not violate any order, decree or judgment of any court or Governmental Entity having competent jurisdiction.

(e)     Certificates. The Company shall have received copies of each of the following for the Purchaser certified to the Company’s reasonable satisfaction by a member or manager of the Purchaser on behalf of the Purchaser: (i) Purchaser’s certificate of formation, as amended through the Closing, certified as of a recent date by the Secretary of State of Delaware; (ii) a certificate as of a recent date of the Secretary of State of Delaware as to its legal existence and good standing; and (iii)  resolutions adopted by its members and, if applicable, managers authorizing the execution, delivery and performance of this Agreement and the other agreements, documents and instruments contemplated hereby and the consummation of the Transactions.

(f)     Purchaser LLC Agreement. The members of the Purchaser other than the Company shall have executed and delivered to the Seller Representative the Purchaser LLC Agreement. The Purchaser LLC Agreement shall contain certain provisions which provide non-dilution protection for the Alpine Owner for any additional capital contributions by Purchaser, up to a maximum amount of $15,000,000, as such provisions are further set forth in the Purchaser LLC Agreement.

(g)     Employment Arrangements. The Purchaser shall have executed and delivered to McGhie the McGhie Employment Agreement.

(h)     Escrow Agreements. The Purchaser and the Escrow Agent shall have entered into the Escrow Agreement. The Purchaser and the PPP Escrow Agent shall have entered into the PPP Escrow Agreement.

(i)     Due Diligence Review. The findings of the Company’s due diligence review of the Purchaser and its affairs, assets, liabilities, business, condition (financial or otherwise), prospects and results of operations shall be satisfactory to the Company in its sole and absolute discretion, provided that the Seller Parties shall not refuse to close the Transactions as a result of receipt of an offer for the Business that they perceive to be superior to the purchase price and other terms of this Agreement.

(j)     Employment Matters. If the Purchaser shall offer employment to any Seller Party employee and such employee shall become an employee of the Purchaser at Closing, such employee shall be given credit from and after Closing (under and to the extent permitted by the health insurance plan of the Purchaser) for such employee’s period of service with the Seller and out of pocket deductible payments made by such employee during the same plan year prior to Closing under the health insurance plan of the Seller. The Purchaser shall use commercially reasonable efforts to have the same health insurance plan in effect for Purchaser’s employees after Closing (for the balance of the plan year in effect at Closing) as is maintained by the Seller for their employees as of the date of this Agreement.

(k)     Tax Allocation. The Seller and the Purchaser shall have agreed on the Tax Allocation and the Tax Allocation shall have been added as Schedule 1.8 to this Agreement.

(l)     Final Disclosure Schedule. The Seller Parties and the Purchaser shall have agreed on the Final Disclosure Schedule and the Final Disclosure Schedule shall have been added to this Agreement.

(m)     Closing Working Capital and Target Working Capital. The Seller and the Purchaser shall have agreed on the definition of Closing Working Capital and the Target Working Capital.

(n)     Adjusted Annualized EBITDA Schedule. The Seller and the Purchaser shall have agreed on the Adjusted Annualized EBITDA Schedule.

ARTICLE 7
SURVIVAL; INDEMNIFICATION

7.1     Survival. The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing and shall not be affected in any way by any investigation or finding made by or on behalf of any of the parties. No claim for a breach of the representations and warranties contained herein shall be brought more than one year after the Closing Date, except for claims for a breach of the Fundamental Representations and claims for a breach of a Fundamental Representation may be brought prior to the later of (i) one year after the Closing Date and (ii) the expiration of the applicable statute of limitations for the subject matter of such Fundamental Representation. For clarity, if the statute of limitations for a claim for unpaid Taxes is 6 years, then claims for a breach of the representations and warranties in Section 2.22 [Tax Matters] may be brought prior to the six year anniversary of the Closing. If the Purchaser notifies the Seller Representative in writing of any claim for breach of any representation or warranty prior to the expiration date of such representation or warranty as set forth in the prior sentence, such representation or warranty shall continue in full and force and effect until the claim has been resolved.

7.2     Indemnification Limits. If the Closing occurs, the rights of the Purchaser Indemnified Parties under Section 7.3 shall be subject to the following limitations:

(a)     The Indemnifying Seller Parties shall not be liable to the Purchaser Indemnified Parties for indemnification claims under Section 7.3(a) (excluding indemnification claims for breach of Fundamental Representations and claims for fraud or intentional misrepresentation) or Section 7.3(e) until the aggregate amount of all Losses in respect of indemnification claims under Sections 7.3(a) and 7.3(e) (excluding indemnification claims for breach of Fundamental Representations and claims for fraud or intentional misrepresentation) exceeds $270,000.00, at which time the Purchaser Indemnified Parties shall be entitled to recover for aggregate Losses pursuant to Sections 7.3(a) and 7.3(e) from the first dollar;

(b)     The Indemnifying Seller Parties shall not be liable to the Purchaser Indemnified Parties (i) for an aggregate amount of Losses pursuant to Section 7.3(a) (excluding indemnification claims for breach of Fundamental Representations and claims for fraud or intentional misrepresentation) in excess of $2,700,000.00 and (ii) for indemnifications claims pursuant to Section 7.3(a) (excluding indemnification claims for breach of Fundamental Representations and claims for fraud or intentional misrepresentation) except out of the Indemnification Escrow Fund or by forfeiture of Rollover Units pursuant to Section 7.5 below;

(c)     The Indemnifying Seller Parties shall not be liable to the Purchaser Indemnified Parties for an aggregate amount of Losses pursuant to Section 7.3(a) for breach of Fundamental Representations in excess of the Closing Purchase Price, provided that claims for fraud or intentional misrepresentation shall not be subject to the limit in this clause (c) and shall not be included in the determination of whether the limit in this clause (c) has been reached;

(d)     The Indemnifying Seller Parties shall not be liable to the Purchaser Indemnified Parties for indemnification claims pursuant to Section 7.3(e) unless the Purchaser notifies the Seller Representative in writing of such claim within fifteen (15) months after the Closing Date; and

(e)     For the avoidance of doubt, the Donee Owner shall not be liable to the Purchaser Indemnified Parties for any breach of the representations or warranties set forth in ARTICLE 2 or for any inaccuracy in any statement set forth in any certificate delivered by or on behalf of the Donee Owner at Closing pursuant to this Agreement, except in the case of fraud by the Donee Owner.

For all purposes of this ARTICLE 7, when determining whether a representation or warranty of any Seller Party has been breached or is inaccurate and the amount of the Losses, any material adverse effect or other materiality qualifier contained in any such representation or warranty will be disregarded.

7.3     Indemnification by the Indemnifying Seller Parties. The Indemnifying Seller Parties shall, jointly and severally, indemnify and hold the Purchaser and its Affiliates (collectively, the “Purchaser Indemnified Parties”) harmless from and against, and compensate and reimburse the Purchaser Indemnified Parties for, all claims, liabilities, obligations, costs, damages, losses and expenses (including reasonable attorneys’ fees and costs of investigation) of any nature, whether or not arising from a third party claim, (collectively, “Losses”), to the extent arising out of, resulting from or relating to:

(a)     any breach of (or any third party claim alleging facts that, if true, would be a breach of) the representations or warranties of any of the Seller Parties set forth in this Agreement (including the schedules) or any inaccuracy in any statement set forth in any certificate delivered by or on behalf any of the Seller Parties at Closing pursuant to this Agreement;

(b)     any breach or violation of any of the covenants of any of the Seller Parties set forth in this Agreement or in any agreement or document delivered at Closing by any of the Seller Parties pursuant to this Agreement other than the Purchaser LLC Agreement, the McGhie Employment Agreement and the Escrow Agreement;

(c)     the Excluded Liabilities;

(d)     the matters set forth on Schedule 7.3(d); or

(e)     the matters set forth on Schedule 7.3(e); or

(f)     any violation of any bulk sales laws as a result of the consummation of the Transactions.

7.4     Indemnification by the Purchaser. The Purchaser shall indemnify and hold the Seller Parties harmless from and against, and compensate and reimburse the Seller Parties for, all Losses arising out of or relating to any breach or violation of the representations, warranties, or covenants of the Purchaser set forth in this Agreement or with respect to any of the Assumed Liabilities that are not paid or performed by the Purchaser after Closing when due.

7.5     Payment.

(a)     Any indemnification claims by the Purchaser Indemnified Parties against the Indemnifying Seller Parties pursuant to Section 7.3(a) (excluding indemnification claims for breach of Fundamental Representations and claims for fraud or intentional misrepresentation) or Section 7.3(e) shall be satisfied, in the following order: (i) first, by a cash payment to the Purchaser Indemnified Parties utilizing the Indemnification Escrow Fund; and (ii) second, in the discretion of the Purchaser, either (A) by a cash payment to the Purchaser Indemnified Parties utilizing the Special Escrow Fund, (B) only to the extent that such claims exceed the amount available for disbursement out of the Indemnification Escrow Fund, by a cash payment from one or more of the Indemnifying Seller Parties, (C) by the forfeiture to the Purchaser (or, at the Purchaser’s election, to any one or more Affiliates of BOC) of a number of Rollover Units equal to (x) the aggregate amount of Losses to be satisfied pursuant to this clause (C) divided by (y) the Value per Rollover Unit, or (D) by a combination of the foregoing clauses (A), (B), and (C).

(b)     Any indemnification claims by the Purchaser Indemnified Parties against the Indemnifying Seller Parties pursuant to Section 7.3(d) shall be satisfied in the following order: (i) first, by a cash payment to the Purchaser Indemnified Parties utilizing the Special Escrow Fund; (ii) second, in the discretion of the Purchaser, either (A) by a cash payment to the Purchaser Indemnified Parties utilizing the Indemnification Escrow Fund, (B) by a cash payment from one or more of the Indemnifying Seller Parties, (C) by the forfeiture to the Purchaser (or, at the Purchaser’s election, to any one or more Affiliates of BOC) of a number of Rollover Units equal to (x) the aggregate amount of Losses to be satisfied pursuant to this clause (C) divided by (y) the Value per Rollover Unit, or (D) by a combination of the foregoing clauses (A), (B), and (C).

(c)     Any other indemnification claims against the Indemnifying Seller Parties by the Purchaser Indemnified Parties pursuant to ARTICLE 7 (including indemnification claims under Section 7.3(a) for breach of Fundamental Representations, indemnification claims under Sections 7.3(b), 7.3(c), or 7.3(f), and claims for fraud or intentional misrepresentation) shall be satisfied, at the discretion of the Purchaser: (i) by cash payment to the Purchaser Indemnified Parties out of either the Indemnification Escrow Fund or the Special Escrow Fund, (ii) by the forfeiture to the Purchaser (or, at the Purchaser’s election, to any one or more Affiliates of BOC) of a number of Rollover Units equal to (x) the aggregate amount of Losses to be satisfied pursuant to this clause (ii) divided by (y) the Value per Rollover Unit, (iii) by a cash payment from one or more of the Indemnifying Seller Parties, (iv) by set-off pursuant to Section 7.7, or (v) by a combination of the forgoing clauses (i), (ii), (iii) and/or (iv), with the amount of Losses to be satisfied by each such clause to be determined at the discretion of the Purchaser, provided that in any event the Indemnification Escrow Fund shall be exhausted before any Rollover Units are required by the Purchaser to be forfeited.

(d)     Any indemnification claims by the Seller Parties against the Purchaser pursuant to Section 7.4 shall be satisfied by a cash payment to the Seller Parties.

7.6     Third Party Claims. Purchaser shall have the right in its sole discretion to conduct the defense of, and to settle, any third party or Government Entity claim for which it may seek indemnification, and be fully indemnified therefor subject to the terms and conditions of this Agreement. The parties will cooperate fully with each other in connection with the defense of any such third party or Government Entity claim.

7.7     Right of Set-Off. To the extent provided in the second sentence of Section 7.5, if the Indemnifying Seller Parties have not satisfied any indemnification obligation that is owed by them hereunder, the Purchaser or any of its Affiliates may, at their discretion, to the extent permitted by applicable law set-off against any amounts due and owing from the Purchaser or any of its Affiliates to any Indemnifying Seller Party an amount equal to such unpaid indemnification obligation.

7.8     Other Provisions.

(a)     The rights to indemnification set forth in this ARTICLE 7 shall not be affected by (i) any knowledge acquired or investigation made by any party, whether before or after the date of this Agreement or the Closing Date, or (ii) any waiver by any party of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with covenants.

(b)     None of the Seller Parties shall make any claim against the Purchaser or any of its Affiliates for contribution, reimbursement or indemnification from the Purchaser or any of its Affiliates with respect to any liability of any Seller Party to the Purchaser or any of its Affiliates arising under or in connection with this Agreement, and each Seller Party hereby waives any such right that any Seller Party has or may have in the future against the Purchaser or any of its Affiliates for such contribution, reimbursement or indemnification with respect to any liability of any Seller Party to the Purchaser or any of its Affiliates arising under or in connection with this Agreement.

(c)     In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive or exemplary damages, except to the extent actually awarded to a Government Entity or other third party unaffiliated with the Indemnified Party.

7.9     Exclusive Remedies for Breaches of Representations and Warranties. If the Closing occurs, the remedies provided in this ARTICLE 7 shall be the exclusive remedies of the Purchaser Indemnified Parties for claims for breach of (or any third party claim alleging facts that, if true, would be a breach of) the representations or warranties in ARTICLE 2 and ARTICLE 4 of this Agreement (including the schedules) or any inaccuracy in any statement set forth in any certificate delivered by or on behalf of any of the Seller Parties at Closing pursuant to this Agreement (all of such claims, “Breach of Rep Claims”), except in the case of (i) fraud or intentional misrepresentation, and (ii) actions for specific performance, injunctive relief or other equitable remedies, provided that this sentence shall not be deemed to limit in any respect the remedies of the Purchaser Indemnified Parties for events, circumstances or facts that constitute the basis for both (x) a Breach of Rep Claim and (ii) any claim other than a Breach of Rep Claim. By way of example, if there is an environmental liability of the Seller at Closing that constitutes an Excluded Liability and also constitutes a breach of the environmental representation and warranty and is therefore the basis for a Breach of Rep Claim, the remedies in this ARTICLE 7 are the exclusive remedies for such Breach of Rep Claim but are not the exclusive remedies for any other claim based on such environmental liability, including a claim for Seller’s failure to satisfy such environmental liability.

7.10     Adjustment to Purchase Price. All indemnification payments paid pursuant to this Article shall be adjustments to the purchase price for Tax purposes and shall be treated as such by Purchaser and Seller Parties on their respective Tax Returns to the extent permitted by law.

ARTICLE 8
TERMINATION

8.1     Termination. This Agreement and the Transactions contemplated hereby may be terminated at any time prior to the Closing:

(a)     by mutual written consent of the Purchaser and the Seller Representative;

(b)     by the Purchaser, if any Seller Party has breached or failed to perform in any material respect any of its obligations, covenants or agreements under this Agreement, or if any of the representations and warranties of any of the Seller Parties set forth in this Agreement shall not be true and correct to the extent set forth in Section 6.1(a), and such breach, failure or misrepresentation is not cured to the Purchaser’s reasonable satisfaction within 10 days after the Purchaser gives the Seller Representative written notice identifying such breach, failure or misrepresentation;

(c)     by the Seller Representative, if the Purchaser shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under this Agreement, or if any of the representations and warranties of the Purchaser set forth in this Agreement shall not be true and correct to the extent set forth in Section 6.2(a), and such breach, failure or misrepresentation is not cured to the Seller Representative’s reasonable satisfaction within 10 days after the Seller Representative gives the Purchaser written notice identifying such breach, failure or misrepresentation;

(d)     by the Purchaser, if the conditions set forth in Section 6.1 become incapable of satisfaction;

(e)     by the Seller Representative, if the conditions set forth in Section 6.2 become incapable of satisfaction; or

(f)     by the Purchaser or the Seller Representative, if the Closing shall not have occurred on or before December 31, 2020 or such other date, if any, as the Purchaser and the Seller Representative may agree in writing;

except that this Agreement may not be terminated under this Section by or on behalf of any party that is in breach of any representation or warranty or in violation of any covenant or agreement contained herein. For this purpose, any breach of this Agreement by any Seller Party shall be considered a breach of this Agreement by all of the Seller Parties.

8.2     Effect of Termination.

(a)     If this Agreement is terminated (i) under Section 8.1(a) herein or (ii) under Sections 8.1(d), (e), or (f) herein at a time when no party is in breach of a representation or warranty or in violation of a covenant or agreement contained herein, all further obligations of the Seller Parties to the Purchaser, and of the Purchaser to the Seller Parties, will terminate without further liability of any party hereto.

(b)     If this Agreement is terminated under Sections 8.1(b), (c), (d), (e), or (f) herein at a time when one or more parties is in breach of a representation or warranty or in violation of a covenant or agreement contained in this Agreement, the liabilities and obligations of the parties not in breach or violation of this Agreement shall terminate, and the party or parties which are in breach or violation of this Agreement shall remain liable for such breaches and violations, and nothing shall be deemed to restrict the remedies available against such party or parties.

ARTICLE 9
MISCELLANEOUS

9.1     Notices. All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, by e-mail or fax, by United States mail, certified or registered with return receipt requested, or by a nationally recognized overnight courier service, or otherwise actually delivered: (a) if to the Seller Representative, the Company, or any other Seller Party, to Seller Representative, 6302 W Adonis Drive, Highland, UT 84003 with a copy (which shall not constitute notice) to Theresa M. Mehringer, 6400 S. Fiddlers Green Circle, Suite 1000, Greenwood Village, CO 80111, and (b) if to the Purchaser, to Boston Omaha Corporation, 1601 Dodge Street, Suite 3300, Omaha, Nebraska 68102, Attention: Alex B. Rozek and Adam K. Peterson, Co-Chief Executive Officers, with a copy (which shall not constitute notice) to Gennari Aronson, LLP, 250 1st Avenue, Suite 200, Needham, MA 02492, Attention: Neil H. Aronson, Esq., Email: naronson@galawpartners.com; or at such other address as may have been furnished by such person in writing to the other parties. Any such notice, demand or communication shall be deemed given on the date given, if delivered in person, e-mailed or faxed or otherwise actually delivered, on the date received, if given by registered or certified mail, return receipt requested or given by overnight delivery service, or three days after the date mailed, if otherwise given by first class mail, postage prepaid.

9.2     Severability and Governing Law; Forum. This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provisions shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by applicable law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its conflicts of laws principles. Any proceeding arising out of or relating to this Agreement or the Transactions shall be brought only in federal courts located in Denver, Colorado, except that any action for equitable relief, including specific performance or injunctive relief, and any action to enforce any judgment may be brought in any court of competent jurisdiction. This provision may be filed with any court as written evidence of the knowing and voluntary irrevocable agreement between the parties to waive any objections to jurisdiction, to venue or to convenience of forum.

9.3     Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.4     Amendments, Waivers. This Agreement and the attached schedules may be amended, modified or (except as expressly provided in Sections 5.3(f), (g) and (h), Section 6.1 and Section 6.2) waived only with the written consent of the Purchaser and the Seller Representative. No failure to exercise or delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

9.5     Expenses. Except as set forth in Section 1.10, all legal and other costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses; provided that nothing in this Section 9.5 shall be deemed to limit the indemnifiable Losses to which a party is entitled pursuant to ARTICLE 7.

9.6     Successors and Assigns. This Agreement, and all provisions hereof, shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, provided that this Agreement may not be assigned by any Seller Party or by the Seller Representative (other than to a successor Seller Representative in accordance with Section 9.19) without the prior written consent of the Purchaser, and may not be assigned by the Purchaser without the prior written consent of the Seller Representative, except that (a) the indemnification and other rights hereunder of the Purchaser may be assigned (without such consent) to any bank or other Person which is or becomes a lender to the Purchaser or any of its Affiliates or any of its or their successors and assigns, and (b) the rights and obligations of the Purchaser under this Agreement may be assigned (without such consent) to any of its Affiliates or to any Person acquiring, directly or indirectly, a material portion of the assets, business or securities of the Purchaser, whether by merger, consolidation, sale of assets or securities or otherwise.

9.7     Entire Agreement. This Agreement, together with the attached schedules, contain the entire understanding of the parties, and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof unless expressly referred to herein. The letter of intent among the Company, the Alpine Owner and Fiber is Fast, LLC, dated as of August 17, 2020 is hereby expressly terminated. The NDA is terminated effective as of the Closing but without relieving any party thereto from any breach under such confidentiality agreement that first occurred prior to Closing.

9.8     Counterparts. This Agreement may be executed in one or more counterparts, and with counterpart signature pages, each of which shall be an original, but all of which when taken together shall constitute one and the same Agreement. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

9.9     Further Assurances. Following the Closing, each Seller Party will execute and deliver to the Purchaser such documents and take such other actions as the Purchaser may reasonably request in order to fully consummate the Transactions. Without limiting the foregoing, each Indemnifying Seller Party agrees to promptly take all actions (i) reasonably necessary to allow the Purchaser to obtain and disclose all audited and unaudited financial statements of the Seller required to be disclosed by the Purchaser or its Affiliates under federal securities laws, (ii) reasonably necessary to allow the Purchaser to obtain and disclose and provide all supporting materials and representations requested by the Purchaser’s (or its Affiliates’) independent auditors, including without limitation any representation letter requested by such auditors from either McGhie or the Seller, and (iii) reasonably requested by the Purchaser or any of its Affiliates in furtherance of the foregoing.

9.10     Third Party Beneficiaries. Nothing in the Agreement shall be construed to confer any right, benefit or remedy upon any Person that is not a party hereto or a permitted assignee of a party hereto, except as otherwise expressly set forth in this Agreement.

9.11     Construction of Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement. The headings of Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

9.12     Schedules. All schedules to this Agreement are an integral part of this Agreement and are incorporated herein by reference in this Agreement for all purposes of this Agreement. The Final Disclosure Schedule shall be arranged to correspond with the numbered and lettered Sections and Subsections contained in this Agreement.

9.13     Release. Effective as of the Closing, each Seller Party hereby irrevocably, voluntarily and unconditionally releases, acquits and forever discharges the Purchaser and its Affiliates and the Purchaser’s and each such Affiliate’s officers, employees, managers, members, agents, equityholders, controlling persons, representatives and advisors (collectively, the “Releasees”) from any and all actions, charges, complaints, claims, liabilities, obligations, promises and causes of action of every kind, nature or description whatsoever, known or unknown, (the “Claims”) that such Seller Party has, ever had, or may have against any of the Releasees, except for such Seller Party’s rights under this Agreement or any other document entered into by such Seller Party in connection with the Transactions.

9.14     Remedies. Notwithstanding anything to the contrary, except as otherwise expressly set forth in Section 7.9, the rights and remedies of the Purchaser Indemnified Parties or the Seller Parties under this Agreement or relating to any of the Transactions, whether set forth in this Agreement or under applicable law (including rights and remedies for (x) fraud or intentional misrepresentation, (y) breach of representations and warranties, and (z) breach of covenants, whether to be performed prior to, at or after the Closing) are cumulative and the exercise of any right or remedy shall not preclude the exercise of any other rights or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

9.15     Publicity. Following the Closing, no party shall issue a press release or make any other public announcement concerning this Agreement or the Transactions without the prior written consent of the Purchaser, except to the extent required by law.

9.16     Pronouns. All words and personal pronouns shall be read and construed as the number and gender of the party or parties referred to in each case require and the verb shall be construed as agreeing with the required word and pronoun.

9.17     References to this Agreement. The words “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and other similar expressions refer to this Agreement as a whole and not to any particular section or portion of it.

9.18     Interpretation. Where the word “including” or the “includes” is used in this Agreement, it means “including (or includes) without limitation.” Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa.

9.19     Seller Representative.

(a)     Each Seller Party hereby irrevocably appoints the Seller Representative as its representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of such Seller Party with respect to the Transactions, and to act on behalf of such Seller Party in any amendment of or litigation involving this Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as Seller Representative shall deem necessary or appropriate in conjunction with any of the Transactions, including the power:

(i)     to take all action necessary or desirable in connection with the waiver of any condition to the obligations of the Seller Parties to consummate the Transactions;

(ii)     to negotiate, execute or deliver all ancillary agreements, statements, certificates, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted in connection with the consummation of the Transactions (it being understood that such Seller Party shall execute and deliver any such document which Seller Representative agrees to execute);

(iii)     to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with any claims under this Agreement;

(iv)     to take all actions that under this Agreement may be taken by the Seller Parties and to do or refrain from doing any further act or deed on behalf of the Seller Parties that Seller Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as such Seller Party could do if personally present;

(v)     to take all actions in connection with the review, negotiation, dispute and agreement with respect to the Closing Purchase Price under Section 1.7;

(vi)     to take any and all actions, make any and all decisions and determinations (including settlement decisions) and other actions under and pursuant to ARTICLE 7 and the Escrow Agreement (including authorizing the disbursement of funds thereunder); and

(vii)     any and all actions required or permitted to be taken by the Seller Representative under this Agreement or the Escrow Agreement with respect to any claims (including the defense and settlement thereof) made by a Purchaser Indemnified Party under Section 7.3 (including the exercise of the power to (x) authorize the delivery of any or all of the Escrow Fund to a Purchaser Indemnified Party in satisfaction of claims by a Purchaser Indemnified Party, (y) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, and (z) take all actions necessary in the judgment of the Seller Representative for the accomplishment of the foregoing).

Each of the Seller Parties shall be bound by all such actions taken by the Seller Representative. The Seller Representative shall not be liable to the Seller Parties for any error of judgment, or any action taken, suffered or omitted to be taken, in connection with the performance by the Seller Representative of the Seller Representative’s duties or the exercise of its rights under this Agreement or the Escrow Agreement, except in the case of its bad faith or willful misconduct, as finally determined by a court of competent jurisdiction. No bond shall be required of the Seller Representative. The Seller Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Seller Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the Escrow Agreement. Without limiting the generality of the foregoing, the Seller Representative shall have the full power and authority to interpret all the terms and provisions of this Agreement and the Escrow Agreement, and to consent to any amendment hereof or thereof on behalf of all Seller Parties and their respective successors and assigns. In all matters relating to the Escrow Fund, the Seller Representative shall be the only party entitled to assert the rights of the Seller Parties.

(b)     This power of attorney is a special power of attorney coupled with an interest and is irrevocable, and shall survive the Closing and death, disability, legal incapacity, bankruptcy, insolvency, dissolution, or cessation of existence of any Seller Party. This power of attorney may be exercised by Seller Representative by listing Seller Parties executing any document with the single signature of Seller Representative acting as attorney-in-fact for such Seller Party.

(c)     Each Seller Party hereby forever releases and discharges Seller Representative from any and all liability which may arise in connection with Seller Representative’s performance in good faith and any acts or omissions which Seller Representative takes on behalf of such Seller Party in accordance with the terms of this limited power of attorney or otherwise in accordance with this Agreement, except in the case of bad faith or willful misconduct of Seller Representative.

(d)     Seller Representative is authorized to act on behalf of the Seller Parties, and Purchaser shall be entitled to rely on any and all action taken by Seller Representative without any liability to, or obligation to inquire of, the Seller Parties. Purchaser is expressly authorized to rely on the genuineness of the signature of Seller Representative and, upon receipt of any writing which reasonably appears to have been signed by Seller Representative, Purchaser may act upon the same without any further duty of inquiry as to the genuineness of the writing.

(e)     After the Closing, the Seller Representative may resign at any time by giving thirty (30) days’ notice to Purchaser and the Seller Parties; provided, however, that such resignation shall not be effective unless and until a successor Seller Representative has been appointed and accepts such position under the terms hereof and of the Escrow Agreement. In such event, the Seller Representative shall appoint its successor, which successor must be reasonably acceptable (x) to Purchaser and (y) to the Alpine Owner. After the Closing if the Seller Representative dies or is otherwise unable to perform his obligations under this Agreement or, in the case of a Seller Representative that is not a natural Person, becomes bankrupt, insolvent or ceases to exist, then the successor Seller Representative shall be selected by the Company, which successor must be reasonably acceptable to Purchaser. The Seller Representative shall have reasonable access to the books and records and other information about the Company and its assets, business and financial condition and the reasonable assistance of the Company’s officers and employees for purposes of performing its duties and exercising its rights hereunder and under the Escrow Agreement, provided that the Seller Representative shall treat confidentially and not disclose any nonpublic information from or about the Company (except on a need to know basis to individuals who agree to treat such information confidentially) except as appropriate or necessary in any litigation, arbitration or other proceeding by or against it in connection with this Agreement or the Escrow Agreement or the Transactions.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as a sealed instrument as of the date first above written.

SELLER:

UTAH BROADBAND, LLC

By/s/ Steven C. McGhie

Name: Steven C. McGhie

Title: Manager

PURCHASER:

FIF UTAH LLC

By /s/ Alex B. Rozek

Name:     Alex B. Rozek

Title:      President

OWNERS:

Alpine Networks, Inc.

By: /s/ Steven C. McGhie

Name: Steven C. McGhie

Title: President

THE COMMUNITY TRUST OF UTAH, A UTAH CHARITABLE TRUST U/A/D SEPTEMBER 26, 2017

By /s/ Alex Eaton

Name: Alex Eaton

Title: CEO

SELLER REPRESENTATIVE:

/s/ Steven C. McGhie

Steven C. McGhie

Schedule I

Defined Terms

“Acquired Assets” shall have the meaning set forth in Section 1.1.

“Acquisition Consideration” means (i) $27 million, (ii) plus the amount, if any, by which the Closing Working Capital exceeds the Target Working Capital, or minus the amount, if any, by which the Closing Working Capital is less than the Target Working Capital, (iii) minus the Unrecognized Revenue Amount, and (iv) minus the amount of the Assumed Indebtedness. The Acquisition Consideration shall be finally determined in accordance with Section 1.7.

“Adjusted Annualized EBITDA” means the EBITDA of the Seller for the three consecutive months most recently ended prior to the Closing, calculated and annualized in accordance with the Adjusted Annualized EBITDA Schedule, provided that the Purchaser’s calculation of Adjusted Annualized EBITDA will be final and conclusive absent manifest mathematical error.

“Adjusted Annualized EBITDA Schedule” shall mean the Schedule, if any, agreed to pursuant to Section 5.3(i) setting forth the basis for calculating Adjusted Annualized EBITDA.

“Affiliate” has the meaning ascribed to it in Rule 405 promulgated under the Securities Act of 1933, as amended.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Alpine Owner” shall have the meaning set forth in the preamble to this Agreement.

“Assumed Indebtedness” means the following Indebtedness: none.

“Assumed Liabilities” shall have the meaning set forth in Section 1.3.

“Balance Sheet Date” shall have the meaning set forth in Section 2.7.

“Benefit Plans” shall have the meaning set forth in Section 2.26(a).

“BOC” means Boston Omaha Corporation, a Delaware corporation.

“BOC Common Units” shall have the meaning set forth in Section 3.5.

“Breach of Rep Claims” shall have the meaning set forth in Section 7.9.

“Broker Agreement” means that certain Consulting Agreement by and between the Seller and Franklin Court Partners Inc., dated as of July 9, 2020.

“Business” shall have the meaning specified on Schedule 1.1(j) to this Agreement.

“Closing” shall have the meaning set forth in Section 1.6.

“Closing Date” shall have the meaning set forth in Section 1.6.

“Closing Purchase Price” means 80% of the Acquisition Consideration. The Closing Purchase Price shall be finally determined in accordance with Section 1.7.

“Closing Purchase Price Certificate” shall have the meaning set forth in Section 1.7.

“Closing Working Capital” shall have the meaning, if any, agreed to pursuant to Section 5.3(h).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” means the common units of the Purchaser as set forth in the Purchaser LLC Agreement.

“Communications Act” means the federal Communications Act of 1934, as amended (codified in 47 U.S.C.).

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Intellectual Property” means Intellectual Property owned or used in the Business by the Company.

“Company Software” means all software developed for, developed by or owned by the Company, including all enhancements, versions, releases and updates of such software, but excluding products incorporated therein which are licensed to the Company by third parties.

“Contaminant” shall have the meaning set forth in Section 2.13(i).

“Covered Area” means (i) anywhere in the United States or Canada, and (ii) anywhere else in the world where Seller does business or plans to do business as of the Closing.

“Covered Business” means (i) the Business, and (ii) any other business in which Seller is engaged or planning to engage as of the Closing.

“Customer” shall have the meaning set forth in Section 2.17.

“Customer Database” means all customer databases, customer lists, historical records of customers and any other information collected with respect to residential and commercial customers of the Business, including, as applicable, current address, service address, customer contact history, service history, payment history, information relating to services purchased and billing information.

“Disabling Code” shall have the meaning set forth in Section 2.13(i).

“Dispute Notice” shall have the meaning set forth in Section 1.7.

“Donee Owner” shall have the meaning set forth in the preamble to this Agreement.

“Environmental Liability” means any liability or obligation, whether or not within the knowledge of the Seller Parties, attaching to the Purchaser, the Acquired Assets or the Business as a result of any hazardous substance that was or may have been discharged on or released from any of the premises formerly or currently owned, leased, occupied or operated by any of the Seller, or disposed of on-site or off-site, or any other circumstance occurring prior to the Closing or existing as of the Closing.

“ERISA” shall have the meaning set forth in Section 2.26(a).

“Escrow Agreement” shall have the meaning set forth in Section 6.1.

“Escrow Agent” shall have the meaning set forth in Section 6.1.

“Escrow Amount” means an amount, which will be deposited at the Closing with the Escrow Agent pursuant to the Escrow Agreement and released pursuant to the Escrow Agreement, equal to the sum of (i) the Indemnification Escrow Amount and (ii) the Special Escrow Amount.

“Estimated Acquisition Consideration” means the Acquisition Consideration as shown on the Estimated Closing Purchase Price Certificate and approved by the Purchaser.

“Estimated Closing Purchase Price” means the Closing Purchase Price as shown on the Estimated Closing Purchase Price Certificate and approved by the Purchaser.

“Estimated Closing Purchase Price Certificate” shall have the meaning set forth in Section 1.5.

“Excluded Assets” shall have the meaning set forth in Section 1.2.

“Excluded Liabilities” shall have the meaning set forth in Section 1.4.

“FCC” means the U.S. Federal Communications Commission or any successor Governmental Entity.

“FCC Licenses” shall have the meaning set forth in Section 2.20(a).

“Final Disclosure Schedule” means disclosure schedules qualifying the applicable representations and warranties in ARTICLE 2 that are specified in such disclosure schedules, if and when such disclosure schedules have been agreed to pursuant to Section 5.3(g).

“Financial Statements” shall have the meaning set forth in Section 2.7.

“Fundamental Representations” mean the representations and warranties contained in any of Sections 2.1, 2.4(a), 2.6, 2.8, 2.12, 2.18, 2.19, 2.20, 2.22, 2.24(a), 2.25, 2.26, 2.29, and 2.31.

“Fybercom” shall have the meaning set forth in Section 5.7.

“Fybercom Noncompete Conditions” shall have the meaning set forth in Section 5.7.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Government Contract” shall have the meaning set forth in Section 2.19(f).

“Governmental Entity” means any: (i) foreign, federal, state or local government, court, tribunal, agency, commission or department; (ii) other governmental, government appointed or regulatory authority; or (iii) quasi-governmental entity exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

“Indebtedness” means, with respect to a Seller, all accrued but unpaid principal, interest, fees, premiums, expenses and other obligations of Seller, whether matured, unmatured, liquidated, unliquidated, contingent or otherwise, in respect of, (i) indebtedness for borrowed money; (ii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (iii) amounts owing as deferred purchase price for property or services, including all seller notes and “earn-out” and contingent payments (other than current liabilities in the Ordinary Course of Business included within Closing Working Capital); (iv) commitments or obligations by which Seller assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit); (v) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties; (vi) all obligations as lessee under capital leases; (vii) outstanding indebtedness of third parties (whether or not Seller has assumed or become liable for the payment of such obligations) secured by Liens on the assets of Seller; (viii) guarantees and similar obligations of indebtedness of any third party; and (ix) obligations under bankers acceptances and overdrafts.

“Indemnifying Seller Parties” and “Indemnifying Seller Party” mean, collectively, the Alpine Owner, McGhie, and the Seller, and each of the Seller, McGhie, and the Alpine Owner individually.

“Indemnification Escrow Amount” means an amount equal to $1,750,000.

“Indemnification Escrow Fund” means at any time an amount equal to the portion of the Indemnification Escrow Amount then held by the Escrow Agent pursuant to the Escrow Agreement.

“Independent Accounting Firm” shall have the meaning set forth in Section 1.7.

“Intellectual Property” means all intellectual property rights of every kind including all: (i) patents, patent applications, patent disclosures and inventions; (ii) trademarks, service marks, trade dress, trade names, logos and entity names (in each case, whether registered or unregistered) and registrations and applications for registration thereof; (iii) copyrights (registered or unregistered) and registrations and applications for registration thereof; (iv) computer software, firmware, data, databases and documentation thereof; (v) trade secrets and other confidential or proprietary information (including without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information); (vi) World Wide Web addresses and domain name registrations, (vii) works of authorship including without limitation, computer programs, source code and executable code, whether embodied in software, firmware, databases or otherwise, documentation, designs, files, records, data and mask works and any rights in semiconductor masks, layouts, architectures or topography; and (viii) goodwill associated with any of the foregoing.

“Interim Financial Statements” shall have the meaning set forth in Section 2.7.

“Interest Disposition” shall have the meaning set forth in the Introduction of this Agreement.

“Interest Disposition Date” shall have the meaning set forth in the Introduction of this Agreement.

“IP Licenses” shall have the meaning set forth in Section 2.13(b).

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and associated documentation (excluding any public networks).

“knowledge of the Seller Parties” or any similar phrase means (i) the actual knowledge of McGhie, Taunya Martin, and Jake Simon and (ii) the knowledge they each would acquire after a reasonable investigation of the subject matter being represented.

“Leased Real Property” shall have the meaning set forth in Section 2.11.

“Legal Requirements” means all foreign, federal, state and local statutes, laws, ordinances, judgments, decrees, orders, rules, regulations, licenses, permits, writs, codes, injunctions, rulings and policies.

“Liens” shall have the meaning set forth in Section 1.1.

“Local Government Entity” means any subdivision of a state, whether incorporated or unincorporated and regardless of how designated, including but not limited to any city, county, town, township, borough, or village.

“Losses” shall have the meaning set forth in Section 7.3.

“Material Contracts” shall have the meaning set forth in Section 2.10.

“Material Supplier” means the Company’s top twenty Suppliers by amount purchased during the twelve-month period ended as of the date of the Closing.

“McGhie” shall have the meaning set forth in the preamble to this Agreement.

“McGhie Employment Agreement” shall have the meaning set forth in Section 6.1.

“NDA” means that certain Confidentiality Agreement dated as of June 24, 2020, by and between BOC and the Company.

“Noncompetition Period” means the period commencing as of the Closing and ending as of the five-year anniversary of the Closing.

“Ordinary Course of Business” means, with respect to a Person, the ordinary course of business materially consistent with past custom and practice (including with respect to quantity and frequency) or with the business plan, of such Person.

“Owned Real Property” shall have the meaning set forth in Section 2.11.

“Owners” shall have the meaning set forth in the preamble to this Agreement.

“Permits” shall have the meaning set forth in Section 2.18.

“Permitted Lien” shall have the meaning set forth in Section 2.12.

“Person” means any natural person or corporation, limited liability company, partnership, trust or other entity.

“Personal Information” means any personally identifiable information, financial information, protected health information or other confidential information regarding any Person, including, without limitation, any customers, prospective customers, employees and/or other third parties.

“Post-Closing Action” shall have the meaning set forth in Section 5.12.

“PPP Escrow Amount” means $558,000, which is the aggregate amount that would be required to prepay the PPP Loan in full on the Closing Date (including outstanding principal, and accrued and unpaid interest), which will be deposited at the Closing in escrow with the PPP Escrow Agent in an interest bearing account in the manner contemplated by Section 2.a.ii of that certain SBA Procedural Notice, Control No.: 5000-20057, dated effective October 2, 2020.

“PPP Escrow Agent” means the PPP Lender, in its capacity as escrow agent with respect to the PPP Escrow Amount.

“PPP Lender” means Meadows Bank.

“PPP Loan” means the Company’s SBA loan in the original principal amount of $558,000, pursuant to the Paycheck Protection Program under the recently passed Coronavirus Aid, Relief, and Economic Security Act (H.R. 788).

“Pole Attachment Agreements” shall have the meaning set forth in Section 2.10.

“Proposed Disclosure Schedule” shall have the meaning set forth in Section 5.3.

“Public Company” shall have the meaning set forth in Section 5.7.

“Purchaser” shall have the meaning set forth in the preamble to this Agreement.

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 7.3.

“Purchaser LLC Agreement” shall have the meaning set forth in Section 6.1.

“Real Estate Leases” shall have the meaning set forth in Section 2.11.

“Regulatory Fees” means all charges, fees, levies, penalties, additions or other assessments imposed or collected by a Governmental Entity (including any contractor thereto) and includes without limitation any interest, penalties or additions attributable thereto; provided that, for the avoidance of doubt, “Regulatory Fees” shall not include Taxes.

“Regulatory Filings” means all reports, notices, information statements filed with or furnished to a Governmental Entity (including any contractor thereto), and includes without limitation the FCC Form 499 filed with the Universal Service Administrative Company; provided that, for the avoidance of doubt, “Regulatory Filings” shall not include Tax Returns.

“Required Consents” shall have the meaning set forth in Section 2.4.

“Repaid Indebtedness” means all Indebtedness that is not Assumed Indebtedness.

“Rollover Amount” means an amount that equals 20% of the Estimated Acquisition Consideration.

“Rollover Units” means a number of Common Units of Purchaser issued to the Alpine Owner at Closing that equals the Rollover Amount.

“Schedule I” shall have the meaning set forth in the Introduction of this Agreement.

“Securities Act” shall have the meaning set forth in Section 2.32.

“Seller” shall have the meaning set forth in the Introduction of this Agreement.

“Seller Bonuses” means (i) all bonuses (whether or not accrued) paid or payable to any current or former employee, consultant, officer or director of Seller in respect of periods prior to or as of the Closing, (ii) all payment obligations (whether or not accrued) of Seller in respect of options, warrants, phantom equity and equity appreciation rights, and (iii) all employment and withholdings Taxes associated with the foregoing payments contemplated by clauses (i) and (ii).

“Seller Expenses” means the aggregate fees, costs, expenses and obligations incurred by the Seller Representative, the Company or the Owners in connection with the process of selling the Business generally or the Transactions.

“Seller Group” means, collectively, the Seller, the Alpine Owner, McGhie, and all family members of McGhie.

“Seller Parties” and “Seller Party” mean collectively, the Owners, McGhie, and the Seller, and each of the Seller, McGhie, and each Owner individually.

“Seller Representative” shall have the meaning set forth in the preamble to this Agreement.

“Special Escrow Amount” means an amount equal to $250,000.

“Special Escrow Fund” means at any time an amount equal to the portion of the Special Escrow Amount then held by the Escrow Agent pursuant to the Escrow Agreement.

“Standard Customer Agreement” shall have the meaning set forth in Section 2.10.

“State Regulator” means any state public service or state public utility commission.

“Supplier” shall have the meaning set forth in Section 2.17.

“Target Working Capital” shall mean the dollar amount that is agreed to (if such agreement is reached) by the Seller and the Purchaser prior to Closing pursuant to Section 5.3(h).

“Tax” or “Taxes” means all taxes, charges, fees, levies, penalties, additions or other assessments imposed by any foreign, federal, state or local taxing authority, including without limitation, income, excise, property, abandoned property, sales, use, transfer, franchise, privilege, payroll, withholding, value-added, social security, employment, customs, duties, or other taxes, including any interest, penalties or additions attributable thereto.

“Tax Allocation” shall have the meaning set forth in Section 5.3.

“Tax Returns” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes and any schedules attached to or amendments of (including refund claims with respect to) any of the foregoing.

“Transactions” shall have the meaning set forth in the Introduction of this Agreement.

“Transferred Communications Licenses” shall have the meaning set forth in Section 2.20(a).

“Unrecognized Revenue Amount” means an aggregate amount equal to the sum of the deferred revenue of the Seller plus the sum of the customer deposits of the Seller, in each case calculated as of immediately prior to the Closing in accordance with GAAP.

“Value per Rollover Unit” means the “Put/Call Price” (as such term is defined in the Purchaser LLC Agreement) as of the date of the event requiring valuation.